MAY 19, 2000



TO ALL CLASS A PREFERRED STOCKHOLDERS:

Enclosed is the Notice of Annual Meeting of Stockholders, Proxy Statement, Ballot and Proxy to: elect three directors of South Dakota State Medical Holding Company, Incorporated ("DAKOTACARE" or the "Company") for a three-year term expiring at the Annual Meeting of Stockholders to be held in 2003. Also enclosed is the Company's 1999 Annual Report to Shareholders, the unaudited financial statements for first quarter 2000, and the Ballot and Proxy for voting.

The Ballot and Proxy must be received at the DAKOTACARE office and must be postmarked by June 4, 2000.

If you have any questions, please call Bruce Hanson or Kirk Zimmer at DAKOTACARE at (605) 334-4000.

Sincerely,

/s/__L. Paul Jensen___

L. Paul Jensen
Chief Executive Officer


LPJ:sj
Enc.

SOUTH DAKOTA STATE MEDICAL
HOLDING COMPANY, INCORPORATED
1323 South Minnesota Avenue
Sioux Falls, SD 57105

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
June 8, 2000

TO THE CLASS A AND B PREFERRED STOCKHOLDERS OF SOUTH DAKOTA STATE MEDICAL HOLDING COMPANY, INCORPORATED:

Notice is hereby given that the Annual Meeting of Stockholders of South Dakota State Medical Holding Company, Incorporated ("DAKOTACARE" or the "Company"), will be held on Thursday, June 8, 2000, at the Rushmore Plaza Holiday Inn, Rapid City, South Dakota, at 9:15 a.m., Rapid City, South Dakota time, for the following purposes:

1. To elect three directors of the Company for a three-year term expiring at the Annual Meeting of Stockholders to be held in 2003.

2. To consider such other business as may properly come before the stockholders for vote at the Annual Meeting.

Only the stockholders of record of the Company's Class A Voting Preferred Stock and Class B Voting Preferred Stock at the close of business on May 19, 2000, will be entitled to receive notice of and to vote at the meeting or any adjournment thereof.

A form of Ballot and Proxy and Proxy Statement containing more detailed information with respect to the matters to be considered at the Annual Meeting accompany this notice.

NOTE: The Ballot and Proxy must be received at the DAKOTACARE office and must be postmarked by June 4, 2000 (the "Deadline").

YOU ARE CORDIALLY INVITED TO ATTEND THE MEETING. WHETHER OR NOT YOU PLAN TO BE PERSONALLY PRESENT AT THE MEETING, PLEASE COMPLETE, DATE, AND SIGN THE ENCLOSED PROXY AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE. IF YOU LATER DESIRE TO REVOKE YOUR PROXY, YOU MAY DO SO AT ANY TIME BEFORE IT IS EXERCISED.

BY ORDER OF THE BOARD OF DIRECTORS,

/s/__Ben_J._Henderson,_DO____

Ben J. Henderson, D.O.
Secretary

May 19, 2000

SOUTH DAKOTA STATE MEDICAL
HOLDING COMPANY, INCORPORATED
1323 South Minnesota Avenue
Sioux Falls, South Dakota 57105


PROXY STATEMENT
FOR
ANNUAL MEETING OF STOCKHOLDERS

JUNE 8, 2000


This Proxy Statement is furnished in connection with the solicitation of the enclosed proxy by the Board of Directors of South Dakota State Medical Holding Company, Incorporated (the "Company" or "DAKOTACARE") for use at an Annual Meeting of Stockholders (the "Annual Meeting") to be held on Thursday, June 8, 2000, at 9:15 a.m., Rapid City, South Dakota time, at the Rushmore Plaza Holiday Inn, Rapid City, South Dakota, and at any adjournment or postponement thereof.

At the Annual Meeting, the Company's Class A and B stockholders will be asked to consider and vote upon the following proposals described in the enclosed Notice of Annual Meeting:

1. To elect three directors of the Company for a three-year term expiring at the Annual Meeting of Stockholders to be held in 2003.

2. To consider such other business as may properly come before the stockholders for vote at the Annual Meeting.

This Proxy Statement and the form of Ballot and Proxy enclosed are being mailed to stockholders commencing on or about May 19, 2000. NOTE: The Ballot and Proxy must be received at the DAKOTACARE office and must be postmarked by June 4, 2000 (the "Deadline").


VOTING AND PROXY INFORMATION

Shares of the Company's Class A Preferred Stock and Class B Preferred Stock represented by ballots and proxies in the form solicited will be voted in the manner directed by a stockholder. If no direction is made by a stockholder, the proxy will be treated as present for purposes of a quorum, but not voted for the election of directors. If no direction is made by a stockholder, at the discretion of the proxy holders, the proxy will be voted for any other matters that properly come before the stockholders for vote at the Annual Meeting.

A stockholder may revoke his or her Ballot and Proxy at any time before the Deadline by delivering to the Secretary of the Company a written notice of termination of the proxy's authority or by filing with the Secretary of the Company another timely Ballot and Proxy bearing a later date.

Votes are cast by ballot and proxy for the Annual Meeting and will be tabulated by the inspectors of election appointed by the Company for the meeting, and the number of stockholders voting by proxy will determine whether or not a quorum is present. The inspectors of election will treat abstentions as shares that are present and entitled to vote for purposes of determining the presence of a quorum for all matters. Shares abstaining with respect to any matter will be treated as unvoted.

Only the holders of the Company's Class A Preferred Stock and Class B Preferred Stock whose names appear of record on the Company's books at the close of business on May 19, 2000 (the "Record Date"), will be entitled to vote at the Annual Meeting. At the close of business on the Record Date, a total of 1,163 shares of Class A Preferred Stock, 1,300 shares of Class B Preferred Stock, and 1,432,948 shares of Class C Common Stock were outstanding. The holders of a majority of the Class A Preferred Stock and Class B Preferred Stock issued and outstanding and entitled to vote at the Annual Meeting, represented by proxy, will constitute a quorum for the transaction of business. If a quorum is not present, the Annual Meeting may be adjourned from time to time until a quorum is present. The affirmative vote of the holders of a majority of the shares of Class A Preferred Stock and Class B Preferred Stock (voting as one class), represented at the Annual Meeting in person or by proxy, is necessary for the election of directors and the approval of all other matters proposed to the stockholders at the Annual Meeting. Each holder of the Company's
Class A Preferred Stock and Class B Preferred Stock is entitled to one vote for each share held. There is a right to cumulate voting for the election of directors. In the exercise of cumulative voting rights, each holder of preferred shares is entitled to as many votes as shall equal the number of his preferred shares multiplied by the number of directors to be elected, and by giving written instructions to the Company they may cast all such votes for a single director or may distribute them among the directors to be voted for as he sees fit.

Expenses in connection with the solicitation of proxies by the Board of Directors will be paid by the Company. Proxies are being solicited primarily by mail, but, in addition, officers and regular employees of the Company who will receive no extra compensation for their services may solicit proxies by telephone or telecopier.

AVAILABLE INFORMATION

The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and is required to file periodic reports, proxy statements, and other information with the Securities and Exchange Commission (the "SEC") relating to its business, financial statements, and other matters. Such reports, proxy statements, and other information may be inspected and copied at the public reference facilities maintained by the SEC at Room 1024, 450 Fifth Street Northwest, Washington,
DC 20549, and at the SEC's regional offices located at Seven World Trade Center, Suite 1300, New York, New York 10048, and 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such materials can also be obtained at prescribed rates from the public reference section of the SEC at 450 Fifth Street Northwest, Washington, DC 20549. In addition, the Commission maintains a web site (address http://www.sec.gov) on the Internet that contains reports, proxy statements, and other information for companies like the Company which file electronically.


ELECTION OF DIRECTORS

Nominees and Voting

Pursuant to the Company's Bylaws, the Board of Directors consists of ten directors who are elected for three-year terms expiring at each successive Annual Meeting of Stockholders. Currently, no director may serve more than three consecutive terms. The terms of Dr. James Engelbrecht, Dr. K. Gene Koob, and Dr. Frank Messner expire at the 2000 Annual Meeting of Stockholders; the terms of Dr. Ben J. Henderson, Dr. Thomas L. Krafka, Dr. John E. Rittmann, and Dr. Stephan D. Schroeder expire at the 2001 Annual Meeting of Stockholders; and the terms of Dr. James Reynolds, Mr. Van Johnson, and Mr. Bob Sutton expire at the 2002 Annual Meeting of Stockholders. The Bylaws currently require that eight of the directors be holders of Class A Voting Preferred Stock of the Company and two of the directors be consumers. The Articles of Incorporation restrict ownership of Class A Voting Preferred Stock to medical or osteopathic physicians who have executed Participating Physician Agreements with the Company. To assure equal eligibility and opportunity throughout the state of South Dakota and avoid domination of the Board of Directors by any geographic area or areas, the number of physician directors from any one District Medical Society of the South Dakota State Medical Association cannot exceed two. The consumer directors may be from any geographic location which is served by South Dakota State Medical Holding Company and their residence does not affect the geographic restriction for physician directors. The consumer directors are currently Mr. Van Johnson and Mr. Bob Sutton. The officers of the Company are appointed by the Board of Directors and hold office until their successors are chosen and qualified.

The Board of Directors has nominated the following three (3) individuals to serve as directors with terms expiring at the 2003 meeting of the shareholders: James Engelbrecht, M.D.; K. Gene Koob, M.D.; and John Sternquist, M.D. The Board of Directors has been informed that each of the three (3) nominees is willing to serve as a director; however, if any nominee should decline or become unable to serve as a director for any reason, the proxy may be voted for such other person as the proxies shall, in their discretion, determine unless otherwise directed on the ballot and proxy.

Nominee Information

The following table sets forth certain information as of May 19, 2000, concerning the three nominees for election as directors of the Company with terms expiring at the 2003 meeting of the shareholders:

Name                               Age       Position with Company

Individuals Nominated by Board of Directors:
James Engelbrecht, M.D.             53                None
K. Gene Koob, M.D.                  57                None
John Sternquist, M.D.               51                None

Dr. Engelbrecht became a director of the Company in June 1997. He is a member of the South Dakota State Medical Association and has been engaged in the practice of internal medicine and rheumatology in Rapid City, South Dakota, since 1980.

Dr. Koob became a director of the Company in June 1994. He is a member of the South Dakota State Medical Association and has been engaged as a neurologist in Sioux Falls, South Dakota, since 1974.

Dr. Sternquist is a member of the South Dakota State Medical Association and has been engaged as a general surgeon in Yankton, South Dakota, since 1980.

Existing Board of Directors

The following table sets forth certain information of the existing Board of Directors, excluding those nominated above, as of May 19, 2000.

Name                               Age      Position with Company

Ben Henderson, D.O.                 58          Director
Thomas Krafka, M.D.                 55          Director
John Rittmann, M.D.                 62          Director
Stephan Schroeder, M.D.             49          Director
James Reynolds, M.D.                57          Director
Mr. Van Johnson                     55          Director
Mr. Bob Sutton                      31          Director

Dr. Henderson became a director of the Company in June 1995. He is a member of the South Dakota State Medical Association and has been engaged in the practice of internal medicine in Mobridge, South Dakota, since 1972.

Dr. Krafka became a director of the Company in June 1998. He is a member of the South Dakota State Medical Association and has been engaged in the practice of radiology in Rapid City, South Dakota, since 1976.

Dr. Rittmann became a director of the Company in June 1977. He is a member of the South Dakota State Medical Association and has been engaged in practice as a family practitioner in Watertown, South Dakota, since 1973.

Dr. Schroeder became a director of the Company in June 1998. He is a member of the South Dakota State Medical Association and has been engaged in practice as a family practitioner in Miller, South Dakota, since 1980.

Dr. Reynolds is a member of the South Dakota State Medical Association and has been engaged in the practice of cardiac surgery in Sioux Falls, South Dakota, since 1978.

Mr. Johnson has been employed as the Chief Executive Officer of the South Dakota Auto Dealers Association in Sioux Falls, South Dakota, since 1987.

Mr. Sutton has been employed as the Executive Director of the South Dakota Banker's Association in Pierre, South Dakota, since 1998, having previously served as Executive Director of the South Dakota Petroleum Council since 1995.

Director Compensation

Each Director receives $250 per Board meeting attended and is reimbursed for costs associated with the attendance of such meetings. The Company currently has no stock options or other equity-based compensation for its directors, officers, or other employees.

Committees and Meetings of the Board of Directors

The Board of Directors of the Company has an Executive Committee consisting of Frank Messner, M.D., K. Gene Koob, M.D., and Ben Henderson, D.O.; an Audit Committee consisting of K. Gene Koob, M.D., Frank Messner, M.D., and Ben Henderson, D.O.; a Nominating Committee; and a Credentialing Committee.

The Board of Directors held five meetings and two conference calls during 1999. All incumbent directors attended at least 75% of the meetings of the Board and Committees of which they were members.

The Executive Committee held no meetings during 1999, and the Audit Committee met once during 1999.

The Nominating Committee consists of the President-Elect of the South Dakota State Medical Association, one Class A stockholder, and one Director (Thomas Krafka, M.D.). The Nominating Committee met once in 2000 to make the current year nominations.

The Credentialing Committee consists of K. Gene Koob, M.D.; Ben Henderson, D.O.; James Engelbrecht, M.D.; John Rittmann, M.D.; and Thomas Krafka, M.D. The Credentialing Committee met four times in 1999.

Compensation Committee Report

The Board of Directors currently performs the functions of a Compensation Committee. L. Paul Jensen participates in the deliberations of all officers' compensation except for his own.

General Compensation Philosophy

In 1997, the Company adopted an executive compensation philosophy under which total compensation was based on pay practices in the Company's geographical region and a person's experience and responsibilities to the Company. Currently, the executive compensation program does not include long-term incentive or equity compensation. Total compensation for 1999 was based on the median pay practices of comparably sized companies in DAKOTACARE's geographic region, the individual's years of experience, and level of responsibility.

CEO Compensation

L. Paul Jensen does not have an employment contract, but the Company has established a deferred compensation agreement with him. A provision has been made for the future compensation which is payable upon the completion of the earlier of 25 years or any earlier retirement age specified by the Board of Directors by resolution. Mr. Jensen generally devotes a portion of his time to the Company and to the South Dakota State Medical Association. He received separate compensation from the South Dakota State Medical Association during 1999 which totaled $30,312, including retirement plan contribution. Mr. Jensen's salary for 1999 for the Company was $22,500.

Robert D. Johnson received compensation from the South Dakota State Medical Association during 1999 which totaled $332,400, including retirement plan contribution. Mr. Johnson's salary for 1999 for the Company was $106,630.

Compensation Committee Interlocks and Insider Participation

The Board of Directors currently performs the functions of a Compensation Committee. L. Paul Jensen participates in the deliberation of all officers' compensation except for his own. There are no Compensation Committee interlocks with other companies and none of the nonemployee directors has been an officer, employee, or insider of the Company or its subsidiaries.

 EXECUTIVE COMPENSATION

Name and Principal                              All Other
Position                      Year  Salary $  Compensation(1)

L. Paul Jensen	               1999 	$22,500      $5,943
Chief Executive Officer	      1998	      --          --
	                             1997	      --          --

Robert D. Johnson	            1999 $106,630     $15,335
Chief Executive Officer	      1998	 $77,642     $15,138
     	                        1997 	$76,367     $14,380

William Rossing, M.D.	        1999 $110,055     $12,736
Vice President	               1998 $106,603     $12,519
Medical Director 	            1997 $107,195          --

Kirk J. Zimmer	               1999 $126,302     $16,684
Senior Vice President	        1998 $116,095     $15,289
                              1997 $106,738     $14,000

Thomas N. Nicholson           1999 $130,055     $14,781
Vice President, Marketing    	1998 $124,130	    $14,473
                              1997 $120,101          --

(1) Consists of retirement plan contribution and premiums paid on the deferred compensation plan.

No other officer received total annual salary and bonus in excess of $100,000 during 1999, 1998, or 1997.

The Company intends to enter into indemnification agreements with each executive officer and director. The Company has employment agreements with its executive officers and maintains key person insurance of $250,000 on L. Paul Jensen and $188,700 on Kirk J. Zimmer.

In connection with employment contracts between the Company and certain officers, provision has been made for future compensation which is payable upon the completion of the earlier of 25 years of service to the Company and related organizations or attainment of the age of 65. At December 31, 1999 and 1998, $97,131 and $58,274, respectively, was accrued under these contracts.


PERFORMANCE GRAPH

No graph is presented because there has been no established market or exchange for the trading of the Class C Voting Common Stock or Class A Preferred Stock.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

The Company leases office space from the South Dakota State Medical Association. During 1999, the Company has a one-year lease, which automatically renews for one-year terms each January 1, unless terminated with at least 30 days notice prior to the end of the lease term. The 2000 lease requires minimum rental payments of $211,016. Total rental payments for office space for the years December 31, 1999, 1998, and 1997 was $204,870, $204,870, and $186,500, and respectively.

The Company provides group health insurance coverage for employees of the South Dakota State Medical Association. Total premium income from the affiliate for the years ended December 31, 1999, 1998, and 1997 was $48,330, $47,721, and $42,517 respectively.


SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information, as of March 31, 2000, regarding the beneficial ownership of securities of the Company by (i) each person or group who is known by the Company to be the beneficial owner of more than 5% of the outstanding voting securities, (ii) all directors of the Company and nominees for directors, (iii) each individual named in the Summary Compensation Table, and (iv) all directors and executive officers of the Company as a group. The Company believes that the beneficial owners of the securities listed below, based on information furnished by such owners, have sole voting and investment power (or shares such powers with his or her spouse), subject to the terms of the respective classes of securities of the Company and the information contained in the notes to the table.

                                             Amount & Nature
Title             Name and Address of         of Beneficial          Percent
of Class          Beneficial Owner              Ownership           of Class

Class B Preferred     South Dakota State              1,300            100%
                      Medical Association(1)

Class A Preferred     Lloyd Solberg, M.D.                 1            .09%
Class C Common                                      133,360           9.31%

Class A Preferred     James Engelbrecht, M.D.             1            .09%
Class C Common                                        1,160            .08%

Class A Preferred     Ben J. Henderson, D.O.              1            .09%
Class C Common                                        1,060            .08%

Class A Preferred     K. Gene Koob, M.D.                  1            .09%

Class A Preferred     Thomas L. Krafka, M.D.              1            .09%
Class C Common                                       16,640           1.16%

Class A Preferred     Frank D. Messner, M.D.              1            .09%
Class C Common                                        8,800            .61%

Class A Preferred     John Rittmann, M.D.                 1            .09%
Class C Common                                        8,340            .58%

Class A Preferred     Stephan D. Schroeder, M.D.          1            .09%
Class C Common                                        1,920            .13%

Class A Preferred     James Reynolds, M.D.                1            .09%
Class C Common                                       50,440           3.52%

Class C Common        Van Johnson                        --             --

Class C Common        Bob Sutton                         --             --

Class C Common        L. Paul Jensen(2)               5,760            .40%

Class C Common        Robert D. Johnson(2)           14,560            .99%

Class C Common        Thomas Nicholson                   --             --

Class C Common        William Rossing, M.D.           8,720            .60%

Class C Common        Kirk J. Zimmer                    800            .05%

Class A Preferred     All Directors and Executive         8            .71%
                      Officers as a Group
Class C Common        (13 people)                   103,640           7.23%

(1) The South Dakota State Medical Association is an affiliated company.
(2) L. Paul Jensen is the Chief Executive Officer of the South Dakota State Medical Association.

COMPLIANCE WITH SECTION 16(a) OF
THE SECURITIES EXCHANGE ACT

Section 16(a) of the Securities Exchange Act of 1934 requires executive officers and directors, and persons who beneficially own more than ten percent (10%) of the Company's Common Stock to file initial reports of ownership and reports of changes in ownership with the Securities and Exchange Commission ("SEC"), and furnish copies of those reports to the Company. Based solely on a review of the copies of such reports furnished to the Company, and written representations from the executive officers and directors, the Company believes that during 1999 all other filing requirements were complied with.


OTHER MATTERS

The Board of Directors of the Company knows of no matters that may come before the Annual Meeting other than those referred to above. However, if any procedural or other matters should properly come before the Annual Meeting calling for a vote of the stockholders, it is the intention of the persons named in the enclosed proxy to vote such proxy in accordance with their best judgment.


INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

McGladrey & Pullen, LLP, served as the Company's independent certified public accountants for 1999 and are serving in that capacity for 2000. It is not expected that representatives of McGladrey & Pullen, LLP, will attend the Annual Meeting of Stockholders or have the opportunity to make a statement or respond to questions.


STOCKHOLDER PROPOSALS FOR THE NEXT ANNUAL MEETING

Any proposal by a stockholder to be presented at the 2001 Annual Meeting must be received at the Company's principal executive offices, 1323 South Minnesota Avenue, Sioux Falls, South Dakota 57105, addressed to Ben Henderson, D.O., the Secretary of the Company, not later than January 31, 2001.

BY ORDER OF THE BOARD OF DIRECTORS,
/s/_Ben_J._Henderson,_DO___

Ben J. Henderson, D.O.
Secretary

Dated:  May 19, 2000

DAKOTACARE
1999 DAKOTACARE ANNUAL REPORT


To our shareholders:

We would like to take this opportunity to review highlights from calendar year 1999 as it relates to the performance of DAKOTACARE. The financial results for the first half of 1999 did not show positive results. After thoroughly analyzing our medical loss information, it appears that DAKOTACARE experienced the same trend seen on the national level, and when combining the operating results for the last half of the year, DAKOTACARE ended 1999 with a statutory loss of approximately $160,000. The favorable results seen in the last half of 1999 have continued through the first quarter of 2000.

Another highlight from 1999 was an increase in enrollment. This trend has carried over into the new year, and by the end of the first quarter of 2000, DAKOTACARE's enrollment is at an all time high. As DAKOTACARE has regained the enrollment lost from the dissolution of Dakota Health Plans, the total number of groups sold the last quarter of 1999 is up 65% from the same time period in 1998. We expect this enrollment growth to continue into the second quarter of 2000.

DAKOTACARE worked diligently to keep the administrative expenses at an acceptable level. Administrative expenses increased due to extensive costs associated with Y2K updates and the expansion of DAKOTACARE's computer hardware and software systems. The expansion of our computer systems will enable us to move forward in preparing for an exciting future.

As we have all heard from the national scene, many US health insurers are anticipating a return to a double-digit premium inflation cycle. Much of these costs relate to medical inflation, with a large portion resulting from the development of technology; most specifically, prescription costs for your patients, our subscribers.

In our attempt to moderate the claims loss ratios incurred in the first half of 1999, DAKOTACARE has taken a number of steps to improve its financial results. DAKOTACARE has contracted with the South Dakota Foundation for Medical Care to implement a comprehensive disease management program for the treatment of diabetes. Another disease management program focusing on coronary artery disease is also ready for introduction, and other disease management programs will be developed to include other medical conditions in the upcoming months.

We are constantly reviewing and upgrading our contractual provider agreements, and we have made modifications in our internal medical management to work with physicians and other providers in the areas of medical management to assure the proper utilization of services.

As we move into the next century, it is only appropriate that we recognize the individuals that have given extensively to our organization. The commitment of the Board of Directors and physicians of South Dakota, the DAKOTACARE staff, and our dedicated agent force will advance your company into the next century.

There are many new and exciting avenues as the health care environment is constantly changing in South Dakota. Your staff and Board of Directors have made a strong commitment to assure the continued success of your company. We encourage you to review this Annual Report and if you have any questions regarding any of its content, please feel free to contact our staff.

/s/_Frank_Messner___                            /s/_L._Paul_Jensen___

Frank D. Messner, M.D.                          L. Paul Jensen
President                                       Chief Executive Officer


                                    South Dakota's Own DAKOTACARE    |   1

DESCRIPTION OF BUSINESS

South Dakota State Medical Holding Company, Incorporated (the Company, Corporation or DAKOTACARE), was incorporated in the State of South Dakota on May 5, 1988. Its corporate offices are located at 1323 South Minnesota Avenue, Sioux Falls, South Dakota, 57105. The Articles of Incorporation permit the Company to engage in the development of quality comprehensive health care delivery systems; to conduct, promote, or operate alternative health care delivery systems and other contractual health service arrangements, including but not limited to, traditional third party reimbursement systems, preferred provider organizations, and health maintenance organizations (HMO).

The Company contracts with over 98% of the physicians in the State of South Dakota, 100% of the hospitals in the State of South Dakota, and many other health care providers to provide medical services to its enrollees. Physicians who are members of the South Dakota State Medical Association and who complete the Company's credentialing process may participate with the Company by purchasing one share of Class A voting preferred stock of the Company for $10. The fee for non-members is $1,000. The South Dakota State Medical Association owns 100% of the Class B voting preferred stock of the Company, and through this ownership, maintains voting control of the Company.

The Company's agreements with participating physicians stipulate compensation on a fee-for-service basis utilizing a relative value schedule developed by the Company. This schedule assigns a value (measured in number of units) for each individual service for which a physician may perform and submit a bill. These values are then multiplied by an overall value per unit assigned by the Company, and the product is the maximum amount allowed for payment to the physician. Actual reimbursement is at the lower of this product or the actual billed amount. The Company, at least annually, reviews the unit values and makes adjustments when considered necessary. The effect of this reimbursement mechanism is to establish a maximum allowable reimbursement, which is not dependent upon actual billed charges. Regardless of the physician bill, reimbursement will never exceed the maximum amount established by the relative value schedule. Physicians also may not bill patients for any excess of the billed charge over the amount allowed by the Company, but instead have contractually agreed to hold the patient harmless for any such amounts.

The Company's agreements with participating physicians provide that up to 20% of fees for services provided, as submitted to and allowed by the Company, may be withheld to provide a contingency reserve that may be used to fund operations or meet other financial requirements of the Company. The percentage withheld for years 1997 through 1999 was 15%. The contingency reserve withholding is also designed to encourage efficient medical practice by the physicians. Less expensive medical outcomes enhance net income and consequently, an increased likelihood of contingency reserve payouts to the physicians. The amounts withheld may be paid to the participating physicians at the discretion of the Board of Directors of the Company, although the Company is not contractually obligated to pay out amounts withheld. Management estimates the expected amount of contingency reserves and records a liability based upon factors such as cash flow needs, net income, and accumulations of amounts withheld. The Company withheld from payment to the participating physicians $1,375,904 and $1,321,668 for the years ended December 31, 1999 and 1998, respectively. Payments to physicians are made at such times as the Board of Directors approves payouts. The recorded liability for contingency reserves at December 31, 1999 and 1998, was $2,723,351 and $2,690,568, respectively. The recorded liability is equal to actual amounts withheld for the years ended December 31, 1999 and 1998, and for the years ended December 31, 1998 and 1997, respectively.

In 1992, the Company incorporated DAKOTACARE Administrative Services, Incorporated (DAS), a wholly owned subsidiary of the Company. In 1994, the Company organized and then purchased a 50.11% interest in Dakota Health Plans, Incorporated (DHP). The Articles of Incorporation of DAS and DHP permit them to engage in the development of third party administration (TPA) services for health and welfare plans. DHP has subcontracted

                                    South Dakota's Own DAKOTACARE    |   2
with DAS to perform substantially all TPA activities. During December of 1998, DHP ceased business operations. Management expects to fully dissolve DHP during 2000. In January 1996, the Company incorporated DAKOTACARE Insurance, Ltd. (DIL), a wholly owned subsidiary of the Company. DIL was formed to accept reinsurance risk on stop-loss policies of DAS and DHP customers, reinsurance risk on group term life insurance coverage of DAKOTACARE and DAS customers and other insurance risks.

PRODUCTS AND MARKETING
The Company markets its products under the trade name of DAKOTACARE. The Company has three reportable segments as defined by FASB Statement No. 131. The segments' products include group managed health care products (HMO), managed care and claims administration services for self-insured employer groups (TPA) and the reinsurance segment, which provides excess medical stop loss coverage to the self insured employer groups. A detailed analysis of the various segments is contained in the Notes to the Consolidated Financial Statements-Note 12. The Company markets its products through an exclusive network of independent insurance agents throughout South Dakota.

The Company markets its products to employer groups with a minimum of two covered employees and its' customers range in size from employers of this size to its largest customer with over 630 employees. As of January 1, 2000, DAKOTACARE and its subsidiaries provided health care services to approximately 81,000 individuals.

Approximately 11% of the state's population and approximately 17% of DAKOTACARE's target market of approximately 450,000 is served by DAKOTACARE and its subsidiaries, which does not include Medicare and Medicaid populations, federal employee groups, the individual policy market, and other potential populations. The Company's HMO enrollment, which was relatively stable from 1990 to 1995 at approximately 20,000 enrollees, grew to nearly 25,000 in 1996 and 26,000 in 1997, declined to approximately 24,000 by the end of 1998 and remained at 24,000 by the end of 1999. Commencing in 1993, the Company began its TPA business and by January 1, 2000, had enrolled approximately 57,000 ASO enrollees, bringing the total individuals served by the Company and its' subsidiaries to approximately 81,000. The Company's HMO client disenrollment rate is lower than the industry rate as a whole. All underwriting and pricing decisions are made by the DAKOTACARE underwriting department based on underwriting policy and guidelines established by senior management. DAKOTACARE's underwriters evaluate the prior loss history, the inherent risk characteristics, and the demographic makeup of the applicants where appropriate.

The Company's policy is to reinsure that portion of risk in excess of $125,000 in 1999 and $85,000 in 1998 of covered hospital inpatient expenses of any enrollee per contract year. The covered expenses are subject to a coinsurance provision which ranged from 75% to 90% in 1999 and 50% to 90% in 1998 based on average daily amounts specified in the plan. They are also subject to a $2,000,000 lifetime maximum benefit per enrollee, with a $500,000 maximum plan exposure per member per year in 1999. The Company would be liable for any obligations that the reinsuring company is unable to meet under the reinsurance agreement. The reinsurance agreement also provides for enrollee benefits to be paid in the event the Company should cease operations or become insolvent, and a conversion privilege for all enrollees in the event of plan insolvency and for any enrollee that moves out of the service area of the Company.

The Company operates under a license issued by the South Dakota Department of Commerce and Regulation, Division of Insurance, for the operation of the health maintenance organization. DAS and DHP are also registered as third party administrators in South Dakota and several other states. The Company has also received certification from the South Dakota Department of Labor as a workers' compensation managed care plan.

The Company continually seeks out and evaluates opportunities for future growth and expansion. These opportunities may include acquisitions or dispositions of segments of its operations, marketing of insurance products underwritten by other companies, the internal development of new products and techniques for the containment of health care costs, and the measurement of the outcomes and efficiency of health care delivered.

                                    South Dakota's Own DAKOTACARE    |   3

ENROLLMENT BY COUNTY

DAKOTACARE supports its statewide enrollment with sales and service locations throughout South Dakota. As a DAKOTACARE member, you're never far away from a helpful voice.

PROVIDERS BY CITY

DAKOTACARE contracts with over 1800 participating providers in over 125 communities across South Dakota, as well as our national network of Centers of Excellence which provides transplant and trauma services not available in the state. We also have contracts with medical and pharmacy networks across the United States which enable us to serve our clients' employees who live outside the state.



DAKOTACARE's Provider Network is unequaled in its ability to provide true savings to employers and freedom of choice to members.

                                       South Dakota's Own DAKOTACARE    |   4

Aurora                               343
Beadle                              1722
Bennett                               59
Bon Homme                            938
Brookings                           5282
Brown                               2848
Brule                                526
Buffalo                                2
Butte                                473
Campbell                              24
Charles Mix                          617
Clark                                829
Clay                                1998
Codington                           4256
Corson                                53
Custer                               483
Davison                             3480
Day                                  307
Deuel                                324
Dewey                                 48
Douglas                              440
Edmunds                              382
Fall River                           297
Faulk                                241
Grant                                902
Gregory                              199
Haakon                                76
Hamlin                               614
Hand                                 234
Hanson                               474
Harding                               20
Hughes                              5552
Hutchinson                           764
Hyde                                  47
Jackson                              127
Jerauld                              250
Jones                                 83
Kingsbury                            952
Lake                                1937
Lawrence                            1235
Lincoln                              930
Lyman                                191
Marshall                             249
McCook                               353
McPherson                            132
Mead                                1055
Mellette                              25
Miner                                158
Minnehaha                          25598
Moody                                444
Pennington                          4793
Perkins                              109
Potter                               230
Roberts                              338
Sanborn                              368
Shannon                               36
Spink                               1372
Stanley                              722
Sully                                124
Todd                                  38
Tripp                                633
Turner                               704
Union                                730
Walworth                             240
Yankton                             2336
Ziebach                               33

                                       South Dakota's Own DAKOTACARE    |   5

MARKET FOR REGISTRANT'S COMMON EQUITY AND RELATED SHAREHOLDER MATTERS

STOCK PRICES
There is no active trading for shares of stock of the Company and the stock is not listed on any exchange or over-the-counter market, but a limited number of exchanges of Class C shares have occurred directly between interested buyers and sellers. The Company does not regularly receive price information on these transactions. The amended and restated Articles of Incorporation of the Company currently restrict the ownership of shares as follows: (i) the ownership of the Company's Class A voting preferred stock is restricted to medical or osteopathic physicians who have executed participating agreements with the Company and may not be issued to or held by any hospital, (ii) the ownership of the Company's Class B voting preferred stock is restricted to the South Dakota State Medical Association, and (iii) the ownership of the Company's Class C non-voting common stock is restricted to (a) medical or osteopathic physicians who have executed participating physician agreements with the Company, (b) a trust or self-directed individual retirement account controlled by such physicians, (c) professional corporations, partnerships, or other entities domiciled in the state of South Dakota, and in which a participating physician is a shareholder, partner, or employee in the practice of medicine, (d) management employees or agents of the Company, the South Dakota State Medical Association, the South Dakota Foundation for Medical Care, or (e) a spouse or child of a shareholder of the Company, if such shares were first held by one of the persons or entities entitled to own Class C common stock. In addition, the Class C non-voting common stock may not be issued or transferred to any hospital or to any natural person or entity who is not a resident or domiciliary of the state of South Dakota.

SHARES ELIGIBLE FOR FUTURE SALE
The Company's Class A voting preferred stock is nontransferable and ownership of the Company's Class B voting preferred stock is restricted to the South Dakota State Medical Association. Approximately 101,180 shares of the Company's Class C non-voting stock are currently owned by the officers and directors of the Company. All of the remaining Class C shares are eligible for resale under Rule 144(k) of the Securities Act of 1933, as amended, subject to the ownership restrictions contained in the Company's Amended and Restated Articles of Incorporation. The Company intends to register under the Act the officers' and directors' outstanding Class C non-voting common stock to enable the public resale of such shares by the holders thereof, subject to the ownership restrictions contained in the Company's Amended and Restated Articles of Incorporation.

HOLDERS
As of March 21, 2000, there were 1,130 holders of record of Class A preferred stock, 1 holder of Class B preferred stock, and 690 holders of record of Class C common stock. There are no options or warrants outstanding.


DIVIDENDS
The Class A and B preferred stock are not entitled to dividends. The Company is not required to pay annual cumulative dividends to its Class C common stock. The Board of Directors, at its discretion, can elect to pay dividends in any amount subject to availability of funds and regulatory requirements. As long as the Company exceeds required regulatory capital as required by the Division, there are no dividend restrictions. Regulatory capital as required by the Division at December 31, 1999 and 1998 was $200,000 on a statutory basis of accounting, which the Company significantly exceeded. During 1999 and 1998, the Company paid dividends of $73,267 and $146,754, respectively, on Class C stock.

                                    South Dakota's Own DAKOTACARE    |   6

STOCK REPURCHASE PLAN
As a service to the Company's shareholders to facilitate liquidity for Class C common stock (Common Stock) in the event of death, disability, or retirement of a shareholder, the Company's Board of Directors adopted a Stock Repurchase Program (Program) which was implemented in February 1998. Participation in the Program is voluntary. No shareholder is required to sell his or her shares of Common Stock under the Program nor is the Company required to purchase any Common Stock under the Program. During 1999 and 1998, 32,397 and 40,415 shares, respectively, were acquired for the treasury under the program. The value per share was computed using guidelines established in 1995 by an investment organization, and updated using audited consolidated financial statements. These calculations are tested for accuracy and consistency by an independent accounting firm. The purchase and sale of Common Stock under the Program is subject to repurchase conditions as described in the Program.

UNREGISTERED SALES OF SECURITIES
Ownership of the Company's Class A Voting Preferred Stock is restricted to medical or osteopathic physicians who have executed participating physician agreements with the Company. Class A Preferred Stock is nontransferable and holders of these shares do not receive dividends. Each such physician is issued one share of Class A Voting Preferred Stock upon execution of his or her participation agreement and the payment of $10 per share. Upon the termination of a physician's participation agreement, his or her share of Class A Preferred Stock is canceled. During 1999, the Company issued a total of 85 shares of Class A Preferred Stock to physicians who entered into participation agreements with the Company. To the extent that the registration provisions of the Securities Act of 1933, as amended, were applicable to these transactions, the Company relied on the exemption from registration contained in Section 4(2) of that act.

                                    South Dakota's Own DAKOTACARE    |   7

TOTAL ASSETS
1995 $11.4 million
1996  12.8 million
1997  14.0 million
1998  14.3 million
1999  13.7 million

TOTAL REVENUE
1995 $31.0 million
1996  34.1 million
1997  40.8 million
1998  41.4 million
1999  39.1 million

CASH & INVESTMENTS
1995 $ 8.3 million
1996   9.3 million
1997  10.4 million
1998  10.3 million
1999   9.8 million




                                    South Dakota's Own DAKOTACARE    |   8

FINANCIAL REVIEW

Consolidated Balance Sheets                            Pages 10-11

Consolidated Statements of Operations                      Page 12

Consolidated Statements of Stockholders' Equity            Page 13

Consolidated Statements of Cash Flows                  Pages 14-15

Notes to Consolidated Financial Statements             Pages 16-24

Independent Auditor's Report
on the Financial Statements                                Page 25

Management's Discussion and Analysis of Financial
Condition and Results of Operations                    Pages 26-29

Selected Financial Data                                    Page 30

Directors and Executive Officers                           Page 31

Shareholder Information                                    Page 31

Agent Directory                                            Page 32


                                    South Dakota's Own DAKOTACARE    |   9

SOUTH DAKOTA STATE MEDICAL HOLDING COMPANY, INCORPORATED d/b/a DAKOTACARE
CONSOLIDATED BALANCE SHEETS
DECEMBER 31, 1999 AND 1998


ASSETS                                                  1999            1998
------------------------------------------------------------------------------

Current Assets
  Cash and cash equivalents                        $ 5,494,336      $ 5,372,457
  Investment in securities held to maturity
   (Note 5)                                            431,570          405,094
  Certificates of deposit                              500,000          575,000
  Receivables (Note 3)                                 929,028        1,252,780
  Prepaids and other assets                            140,513          153,930
  Deferred income taxes (Note 8)                       639,000          647,000
                                                   ----------------------------
    TOTAL CURRENT ASSETS                             8,134,447        8,406,261
                                                   ----------------------------


Long-Term Investments
  Investment in securities held to maturity
   (Note 5)                                          3,055,769        3,567,422
  Investment in securities available for sale
   (Note 5)                                            286,400          305,700
  Pledged certificates of deposit (Note 5)             500,000          500,000
  Certificate of deposit                                50,000           50,000
  Contracts with life insurance companies              107,089          100,000
                                                   ----------------------------
                                                     3,999,258        4,523,122
                                                   ----------------------------


Property and Equipment, at cost,
  net of accumulated depreciation                    1,110,477          913,006


Deferred Income Taxes (Note 8)                         409,600          435,000
                                                   ----------------------------
                                                   $13,653,782      $14,277,389
                                                   ----------------------------
                                                   ----------------------------


See Notes to Consolidated Financial Statements.

                                    South Dakota's Own DAKOTACARE    |  10



LIABILITIES AND STOCKHOLDERS' EQUITY                   1999             1998
------------------------------------------------------------------------------

Current Liabilities
  Reported and unreported claims payable (Note 7)  $ 4,667,253      $ 4,409,622
  Unearned premiums and administration fees            849,777          839,043
  Accounts payable and accrued expenses                818,401          727,925
  Contingency reserves payable (Note 6)              1,300,000        1,300,000
                                                   ----------------------------
     TOTAL CURRENT LIABILITIES                       7,635,431        7,276,590
                                                   ----------------------------
Contingency Reserves Payable (Note 6)                1,423,351        1,390,568
                                                   ----------------------------
Minority Interest in Subsidiary                        355,001          350,606
                                                   ----------------------------
Commitments and Contingencies (Notes 4 and 13)

Stockholders' Equity (Note 9)
  Class A preferred, voting, no par value, $10
    stated value, 2,500 shares authorized; 1,148
    and 1,105 shares issued at December 31, 1999
    and 1998                                            11,480           11,050
  Class B preferred, voting, no par value,
    $1 stated value, 2,500 shares authorized;
    issued and outstanding 1,300 shares                  1,300            1,300
  Class C common, nonvoting, $.01 par value,
    10,000,000 shares authorized; issued
    1,505,760 shares                                    15,058           15,058
  Additional paid-in capital                         3,749,342        3,749,342
  Retained earnings                                  1,076,912        1,771,993
  Accumulated other comprehensive income (loss)        (34,914)          (8,638)
  Less cost of Class C common treasury stock,
    1999 72,812 shares, 1998 40,415 shares            (579,179)        (280,480)
                                                   ----------------------------
                                                     4,239,999        5,259,625
                                                   ----------------------------
                                                   $13,653,782      $14,277,389
                                                   ----------------------------
                                                   ----------------------------

                                    South Dakota's Own DAKOTACARE    |  11

SOUTH DAKOTA STATE MEDICAL HOLDING COMPANY, INCORPORATED
D/B/A DAKOTACARE
CONSOLIDATED STATEMENTS OF OPERATIONS
YEARS ENDED DECEMBER 31, 1999, 1998 AND 1997

                                       1999             1998             1997
-------------------------------------------------------------------------------
Revenues:
  Premiums                            $ 34,705,625  $ 36,157,947  $ 35,124,035
  Less premiums ceded for reinsurance     (457,120)     (440,396)     (369,888)
                                      ------------  ------------  ------------
                                        34,248,505    35,717,551    34,754,147
  Third party administration fees        3,060,583     3,080,947     3,628,131
  Investment income                        513,599       606,615       615,134
  Other income                             605,401       647,850       583,648
                                      ------------  ------------  ------------
        TOTAL REVENUES                  38,428,088    40,052,963    39,581,060
                                      ------------  ------------  ------------

Operating expenses:
  Claims incurred                       30,539,355    31,318,143    31,593,161
  Less reinsurance recoveries             (444,296)     (703,563)     (616,801)
                                      ------------  ------------  ------------
                                        30,095,059    30,614,580    30,976,360
  Personnel expenses                     4,084,953     3,891,275     3,804,217
  Commissions                            1,385,917     1,425,808     1,513,054
  Professional fees expenses             1,040,665     1,020,213       970,237
  Office expenses                          680,132       625,614       673,114
  Occupancy expenses                       693,391       657,207       656,951
  State insurance taxes                    418,872       458,519       421,622
  Advertising expenses                     386,280       378,638       378,310
  Other general and administrative expenses457,181       378,000       309,286
                                      ------------  ------------  ------------
        TOTAL OPERATING EXPENSES        39,242,450    39,449,854    39,703,151
                                      ------------  ------------  ------------
        INCOME (LOSS) BEFORE INCOME
          TAXES AND MINORITY INTEREST     (814,362)      603,109      (122,091)
Income taxes (benefit) (Note 8)           (196,943)      123,625       (57,000)
                                      ------------  ------------  ------------
INCOME (LOSS) BEFORE MINORITY INTEREST    (617,419)      479,484       (65,091)
Minority interest in income (loss)
  of subsidiary                              4,395        (3,554)       45,017
                                      ------------  ------------  ------------
        NET INCOME (LOSS)             $   (621,814)  $   483,038    $ (110,108)
                                      ------------  ------------  ------------
                                      ------------  ------------  ------------

Earnings (loss) per common share      $      (0.43)  $      0.33    $    (0.07)
                                      ------------  ------------  ------------
                                      ------------  ------------  ------------

See Notes to Consolidated Financial Statements.

                                    South Dakota's Own DAKOTACARE    |  12

SOUTH DAKOTA STATE MEDICAL HOLDING COMPANY, INCORPORATED d/b/a DAKOTACARE
CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
YEARS ENDED DECEMBER 31, 1999, 1998, AND 1997


                                                                               Accumulated
                                                      Additional                 Other
                                           Capital      Paid-In      Retained  Comprehensive   Treasury
                                            Stock       Capital      Earnings   Income(Loss)     Stock     Total
- --------------------------------------------------------------------------------------------------------------------
Balance, December 31, 1996                $  26,778   $3,749,342   $ 1,877,084   $(13,132)     $250,000 $ 5,640,072
   Issuance of Class A preferred stock        1,940            -             -          -             -       1,940
   Redemption of Class A preferred stock     (1,670)           -             -          -             -      (1,670)
   Dividends paid on Class C common stock         -            -      (331,267)         -             -    (331,267)
   Comprehensive income:
      Net (loss)                                  -            -      (110,108)         -             -
      Net change in unrealized loss on securities
        available for sale                        -            -             -      5,191             -
      Comprehensive income (loss)                 -            -             -          -             -    (104,917)
                                   -----------------------------------------------------------------------------------
Balance, December 31, 1997                   27,048    3,749,342     1,435,709     (7,941)            -   5,204,158
   Issuance of Class A preferred stock          900            -             -          -             -         900
   Redemption of Class A preferred stock       (540)           -             -          -             -        (540)
   Dividends paid on Class C common stock         -            -      (146,754)         -             -    (146,754)
   Purchase of treasury stock (Note 9)            -            -             -          -      (280,480)   (280,480)
   Comprehensive income:
      Net income                                  -            -       483,038          -             -
      Net change in unrealized loss on securities
        available for sale                        -            -             -       (697)            -
      Comprehensive income                        -            -             -          -             -     482,341
                                   -----------------------------------------------------------------------------------
Balance, December 31, 1998                   27,408    3,749,342     1,771,993     (8,638)     (280,480)  5,259,625
   Issuance of Class A preferred stock          850            -             -          -             -         850
   Redemption of Class A preferred stock       (420)           -             -          -             -        (420)
   Dividends paid on Class C common stock         -            -       (73,267)         -             -     (73,267)
   Purchase of treasury stock (Note 9)            -            -             -          -      (298,699)   (298,699)
   Comprehensive income:
      Net (loss)                                  -            -      (621,814)         -             -
      Net change in unrealized loss on securities
        available for sale                        -            -             -    (26,276)            -
      Comprehensive income (loss)                 -            -             -          -             -    (648,090)
                                   -----------------------------------------------------------------------------------
Balance, December 31, 1999                $  27,838   $3,749,342   $ 1,076,912   $(34,914)   $ (579,179)$ 4,239,999
                                   -----------------------------------------------------------------------------------
                                   -----------------------------------------------------------

                                    South Dakota's Own DAKOTACARE    |  13

SOUTH DAKOTA STATE MEDICAL HOLDING COMPANY, INCORPORATED d/b/a DAKOTACARE
CONSOLIDATED STATEMENTS OF CASH FLOWS
YEARS ENDED DECEMBER 31, 1999, 1998 AND 1997

                                                      1999            1998           1997
-------------------------------------------------------------------------------------------
Cash Flows From Operating Activities
 Net income (loss)                                  $(621,814)     $ 483,038    $  (110,108)
 Adjustments to reconcile net income (loss) to
   net cash provided by operating activities:
   Depreciation                                       329,472        307,211        318,493
   Minority interest in income (loss) of subsidiary     4,395         (3,554)        45,017
   Amortization of discounts and premiums on
     investments and certificates of deposit, net    (130,662)      (138,461)      (139,675)
   (Increase) decrease in receivables                 323,752       (453,385)        36,969
   (Increase) decrease in prepaids and other assets    13,417        (29,201)        13,758
   (Increase) decrease in deferred income taxes        33,400         60,000       (284,000)
   Increase in reported and unreported
     claims payable                                   257,631        245,818        975,349
   Increase in accounts payable
     and accrued expenses                              98,632         32,875         15,629
   Increase (decrease) in unearned premiums
     and administration fees                           10,734        209,260       (225,122)
   Increase (decrease) in contingency
     reserves payable                                  32,783       (273,278)       858,552
                                                  ------------------------------------------
       NET CASH PROVIDED BY OPERATING ACTIVITIES      351,740        440,323      1,505,862
                                                  ------------------------------------------
 Cash Flows From Investing Activities
   Purchase of securities available for sale           (6,976)        (6,397)        (6,259)
   Held to maturity securities:
     Matured                                          560,000        985,000        525,000
     Purchased                                              -       (367,364)      (726,030)
   Repayments on collateralized mortgage obligations   55,839        283,548        157,013
   Proceeds from maturities of certificates
     of deposit                                     1,075,000      1,447,000      1,470,000
   Purchase of certificates of deposit             (1,000,000)    (1,175,000)    (1,325,000)
   (Increase) in contracts with life
     insurance companies                              (15,245)       (19,000)       (12,000)
   Purchase of property and equipment                (526,943)      (256,533)      (231,238)
   Proceeds from sale of property and equipment             -              -         18,711
                                                  ------------------------------------------
       NET CASH PROVIDED BY (USED IN)
         INVESTING ACTIVITIES                         141,675        891,254       (129,803)
                                                  ------------------------------------------

See Notes to Consolidated Financial Statements.

                                    South Dakota's Own DAKOTACARE    |  14


                                                         1999           1998           1997
                                                    ------------------------------------------
 Cash Flows From Financing Activities
   Proceeds from issuance of capital stock                $ 850        $   900        $ 1,940
   Redemption of capital stock                             (420)          (540)        (1,670)
   Payment of dividends                                 (73,267)      (146,754)      (331,267)
   Purchase of treasury stock                          (298,699)      (280,480)             -
                                                    ------------------------------------------
        NET CASH (USED IN) FINANCING ACTIVITIES        (371,536)      (426,874)      (330,997)
                                                    ------------------------------------------
        INCREASE IN CASH AND
          CASH EQUIVALENTS                              121,879        904,703      1,045,062

 Cash and Cash Equivalents
   Beginning                                          5,372,457      4,467,754      3,422,692
                                                    ------------------------------------------
   Ending                                           $ 5,494,336    $ 5,372,457    $ 4,467,754
                                                    ------------------------------------------
                                                    ------------------------------------------
 Supplemental Disclosures of Cash Flow Information
   Cash payments for:
     Income taxes, net of refunds                     $(250,000)    $  315,275      $   2,000

 Supplemental Disclosures of Noncash Investing
   and Financing Activities
     (Increase) decrease in unrealized loss on
       securities available for sale                    (26,276)          (697)         5,191


                                    South Dakota's Own DAKOTACARE    |  15

SOUTH DAKOTA STATE MEDICAL HOLDING COMPANY, INCORPORATED
D/B/A DAKOTACARE
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1. NATURE OF BUSINESS AND SIGNIFICANT ACCOUNTING POLICIES

NATURE OF BUSINESS: South Dakota State Medical Holding Company, Incorporated (the Company), is a South Dakota licensed health maintenance organization (HMO) d/b/a DAKOTACARE. The Company has contracted with hospitals, physicians and other providers to provide health care services to policyholders. Policyholders are employee groups located in South Dakota.

A summary of the Company's significant accounting policies follows:

PRINCIPLES OF CONSOLIDATION: The accompanying consolidated financial statements include the accounts of the Company, its wholly-owned subsidiaries, DAKOTACARE Administrative Services, Incorporated (DAS), and DAKOTACARE Insurance, LTD. (DIL), and its 50.11% owned subsidiary, Dakota Health Plans, Incorporated (DHP). DAS and DHP are third party administrators of health care plans for independent employer companies. DIL's primary activity is in providing reinsurance quota share excess medical stop loss coverage to DAS and DHP's self funded customers. During December of 1998, DHP ceased business operations. Management expects to formally dissolve DHP during 2000 with no material effect on the consolidated financial statements. All intercompany balances and transactions have been eliminated in consolidation.

BASIS OF FINANCIAL STATEMENT PRESENTATION: The consolidated financial statements have been prepared in conformity with generally accepted accounting principles. In preparing the financial statements, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities as of the date of the balance sheet. Actual results could differ significantly from those estimates. Material estimates that are particularly susceptible to significant change in the near-term relate to the liabilities for contingency reserves payable and reported and unreported claims payable.

CASH AND CASH EQUIVALENTS: For purposes of reporting the statements of cash flows, the Company includes as cash equivalents all cash accounts and highly liquid debt instruments which are not subject to withdrawal restrictions or penalties. Certificates of deposit are considered investments as all have been purchased with maturities in excess of ninety days. The Company believes it is not exposed to any significant credit risk on cash and cash equivalents.

INVESTMENT SECURITIES: Investment securities classified as held to maturity are those debt securities that the Company has both the intent and ability to hold to maturity regardless of changes in market condition, liquidity needs, or changes in general economic conditions. These securities are stated at amortized cost.

Investment securities classified as available for sale are marketable equity securities and those debt securities that the Company intends to hold for an indefinite period of time, but not necessarily to maturity. Any decision to sell a security classified as available for sale would be based on various factors, including significant movements in interest rates, changes in the maturity mix of the Company's assets and liabilities, liquidity needs, regulatory capital considerations, and other similar factors. Investment securities available for sale are carried at fair value. Unrealized gains or losses are reported as increases or decreases in comprehensive income, net of the related deferred tax effect.

Premiums and discounts on investments in debt securities are amortized over their contractual lives, except for collateralized mortgage obligations, for which prepayments are probable and predictable, which are amortized over the estimated expected repayment terms of the underlying mortgages. The method of amortization results in a constant effective yield on those securities (the interest method). Interest on debt securities is recognized in income as accrued. Realized gains and losses on the sale of investment securities are determined using the specific identification method.

DEPRECIATION: Building and building improvements are depreciated using straight-line methods over the estimated useful lives of the assets, which are twenty to thirty-nine years. Depreciation on furniture, equipment and automobiles is computed using straight-line methods based upon the estimated useful lives of the respective assets, which is principally five to seven years. A summary of property and equipment is as follows:


                                               1999                1998
                                          ----------------------------------
Furniture, equipment and automobiles       $ 2,740,214         $ 2,485,278
Building and building improvements              53,370              53,370
Other                                          134,818             134,818
                                          ----------------------------------
                                             2,928,402           2,673,466
Less accumulated depreciation                1,817,925           1,760,460
                                          ----------------------------------
                                            $1,110,477         $   913,006
                                          ----------------------------------
                                          ----------------------------------

                                    South Dakota's Own DAKOTACARE    |  16

SOUTH DAKOTA STATE MEDICAL HOLDING COMPANY, INCORPORATED
D/B/A DAKOTACARE
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

REVENUE RECOGNITION: Premiums are billed in advance of their respective coverage periods. Income from such premiums is recorded as earned during the coverage period; the unearned portion of premiums received prior to the end of the coverage period is recorded as unearned premiums. Revenue is reduced by reinsurance premiums ceded to reinsurance companies. Third party administration fees are recorded as earned in the period in which the related services are performed. The unearned portion of fees received but not earned prior to the end of the contract is recorded as unearned administration fees.

REPORTED AND UNREPORTED CLAIMS PAYABLE: The coverage offered by the Company is on an occurrence basis which provides for payment of claims which occur during the period of coverage regardless of when the claims are reported. Reported and unreported claims payable consist of actual claims reported to be paid and estimates of health care services rendered but not reported and to be paid. The liabilities for reported and unreported claims payable have been estimated by utilizing statistical information developed from historical data, current enrollment, health service utilization statistics and other related information. In addition, the Company uses the services of an independent actuary in the determination of its year end liabilities. The accruals are continually monitored and reviewed and as adjustments to the estimated liabilities become necessary, such adjustments are reflected in current operations.

INCOME TAXES: Deferred taxes are provided on a liability method whereby deferred tax assets are recognized for deductible temporary differences and operating loss and tax credit carryforwards and deferred tax liabilities are recognized for taxable temporary differences. Temporary differences are the differences between the reported amounts of assets and liabilities and their tax bases. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized. Deferred tax assets and liabilities are adjusted for the effects of changes in tax laws and rates on the date of enactment.

EARNINGS (LOSS) PER COMMON SHARE: Earnings (loss) per common share was calculated by dividing net income (loss) by the weighted average number of Class C common shares outstanding during each period. The weighted average number of Class C common shares outstanding was 1,448,600 in 1999, 1,482,635 in 1998, and 1,505,760 in 1997. All references to earnings (loss) per share in the consolidated financial statements are to basic earnings (loss) per share, as the Company has no potential common stock.

NEW ACCOUNTING STANDARDS: Effective January 1, 1998, the Company adopted FASB Statement No. 130, which establishes new rules for the reporting and display of comprehensive income and its components, but has no effect on the Company's net income (loss) or total stockholders' equity. Statement No. 130 requires unrealized gains and losses on the Company's securities available for sale, which prior to adoption were reported separately in stockholders' equity, to be included in comprehensive income.

Effective January 1, 1998, the Company adopted FASB Statement No. 131, Disclosures About Segments of an Enterprise and Related Information. Statement No. 131 superseded FASB Statement No. 14, Financial Reporting for Segments of a Business Enterprise. Statement No. 131 establishes standards for the way that public business enterprises report information about operating segments in annual financial statements and requires that those enterprises report selected information about operating segments in interim financial reports. Statement No. 131 also established standards for related disclosures about products and services, geographic areas, and major customers. See Note 12 for disclosures about the Company's operating segments.

NOTE 2. FAIR VALUE OF FINANCIAL INSTRUMENTS

The following methods and assumptions were used to estimate the fair value of each class of financial instruments for which it is practicable to estimate that value:

Cash and cash equivalents and certificates of deposit: The carrying amount approximates fair value because of the relative short maturity of those instruments.

Investments: Fair values for the Company's investment securities are based on quoted market prices. At December 31, 1999, the carrying amount and fair value of the Company's investment securities was $3,773,739 and $3,760,201, respectively. At December 31, 1998, the carrying amount and fair value of the Company's investment securities was $4,278,216 and $4,549,012, respectively.

Accrued interest receivable: The carrying amount approximates fair value due to the nature of the balances recorded.

                                    South Dakota's Own DAKOTACARE    |  17

SOUTH DAKOTA STATE MEDICAL HOLDING COMPANY, INCORPORATED d/b/a DAKOTACARE
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 3. RECEIVABLES

Receivables consist of the following:

                                                 1999            1998
                                               --------      ----------
  Commissions                                $        -     $    3,561
  Drug manufacturer chargebacks                 145,064        133,111
  Premiums                                       86,667         61,055
  Subrogation, net of recovery expenses          88,500         84,011
  Interest                                       21,099         27,068
  Reinsurance                                         -        275,651
  Income taxes                                  252,000        273,650
  Funds withheld by ceding insurer              115,270        104,485
  Other                                         220,428        290,188
                                             ----------      ----------
                                                929,028      1,252,780
  Less allowance for doubtful accounts               --             --
                                             ----------      ----------
                                             $  929,028     $1,252,780
                                             ----------      ----------
                                             ----------      ----------

NOTE 4. REINSURANCE

The Company's policy is to reinsure that portion of risk in excess of $125,000 in 1999 and $85,000 in 1998 of covered hospital inpatient expenses of any enrollee per contract year, subject to a coinsurance provision which ranged from 75% to 90% in 1999 and 50% to 90% in 1998 based on average daily amounts specified in the plan, and a $2,000,000 lifetime maximum benefit per enrollee, with a $500,000 maximum plan exposure per member per year in 1999. The Company would be liable for any obligations that the reinsuring company is unable to meet under the reinsurance agreement.

This reinsurance agreement also provides for enrollee benefits to be paid in the event the Company should cease operations or become insolvent, and a conversion privilege for all enrollees in the event of plan insolvency and for any enrollee that moves out of the service area of the Company.


NOTE 5. INVESTMENT SECURITIES

Investment securities at December 31, 1999 are as follows:

                                                         Gross         Gross       Estimated
                                        Amortized      Unrealized   Unrealized       Fair
                                           Cost          Gains       (Losses)        Value
                                      --------------------------------------------------------
Debt securities held to maturity:
  Obligations of U.S. treasury, government
    agencies and corporations          $  482,228      $   4,530      $    (284)    $  486,474
  Obligations of state and
    political subdivisions              2,994,536         18,904        (36,364)     2,977,076
  U.S. governmental agency collateralized
    mortgage obligations                   10,575              -           (324)        10,251
                                      --------------------------------------------------------
                                       $3,487,339      $  23,434      $ (36,972)    $3,473,801
                                      --------------------------------------------------------
                                      --------------------------------------------------------
Equity securities available for sale:
  Bond mutual funds                    $  321,314      $       -      $ (34,914)    $  286,400
                                      --------------------------------------------------------
                                      --------------------------------------------------------

                                   South Dakota's Own DAKOTACARE    |  18

SOUTH DAKOTA STATE MEDICAL HOLDING COMPANY, INCORPORATED d/b/a DAKOTACARE
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The amortized cost and estimated fair values of debt securities, by contractual maturity, are shown below. Expected maturities will differ from contractual maturities because the borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

                                                    December 31, 1999
                                            ------------------------------
                                              Amortized         Estimated
                                                 Cost           Fair Value
                                            ------------------------------

  Due in  one year                          $   431,570        $   432,697
  Due after one year through five years       1,990,566          2,002,787
  Due after five years through ten years        981,258            951,391
  Due after ten years                            73,370             76,675
                                            ------------------------------
                                              3,476,764          3,463,550
  Collateralized mortgage obligations            10,575             10,251
                                            ------------------------------
                                            $ 3,487,339        $ 3,473,801
                                            ------------------------------
                                            ------------------------------

Investment securities at December 31, 1998 are as follows:

                                                    Gross            Gross        Estimated
                                    Amortized     Unrealized       Unrealized        Fair
                                      Cost           Gains          (Losses)         Value
                                  -----------------------------------------------------------
Debt securities held to maturity:
  Obligations of U.S. treasury, government
    agencies and corporations     $   949,781     $  58,506        $      -       $ 1,008,287
  Obligations of state and political
    subdivisions                    2,957,539       213,510          (1,833)        3,169,216
  U.S. governmental agency collateralized
    mortgage obligations               65,196           904            (291)           65,809
                                  ------------------------------------------------------------
                                  $ 3,972,516     $ 272,920        $ (2,124)      $ 4,243,312
                                  ------------------------------------------------------------
                                  ------------------------------------------------------------
Equity securities available for sale:
  Bond mutual funds                 $ 314,338     $   1,431        $(10,069)      $   305,700
                                  ------------------------------------------------------------
                                  ------------------------------------------------------------

There were no sales of debt or equity securities during the years ended December 31, 1999, 1998 or 1997, and accordingly, no reclassification adjustments on investment securities for the respective years. At December 31, 1999 and 1998, no individual investments in obligations of state and political subdivisions exceeded 10% of the Company's equity.

At December 31, 1999 and 1998, the Company had certificates of deposit of $500,000 on deposit with the South Dakota Department of Commerce and Regulation, Division of Insurance (Division of Insurance), to meet the deposit requirement of state insurance laws.


NOTE 6.  CONTINGENCY RESERVES PAYABLE

The Company's agreements with participating physicians provide that up to 20% of fees for services provided, as submitted to the Company, may be withheld to provide a contingency reserve that may be used to fund operations or meet other financial requirements of the Company. The percentage withheld for the years 1997 through 1999 was 15%. The amounts withheld may be paid to the participating physicians at the discretion of the Board of Directors of the Company, although the Company is not contractually obligated to pay out amounts withheld. Management estimates the expected amount of contingency reserves to be paid to participating physicians and records a liability based upon factors such as cash flow needs, net income, and accumulations of amounts withheld. Payments to physicians are made at such times as the Board of Directors approves payouts. The recorded liability at December 31, 1999, is equal to actual amounts withheld for the years ended December 31, 1999 and 1998. In 1999, contingency reserve payments to physicians were $299,990. During 1999, the Company's Board of Directors, with approval from the Division of Insurance, voted to write off $1,043,131 of contingency reserves withheld in 1997, which reduced claims expense in 1999 and was accounted for as a change in accounting estimate. This change had the effect of decreasing net loss for 1999 by $688,470, or $.48 per common share, net of income taxes.

                                    South Dakota's Own DAKOTACARE    |  19

SOUTH DAKOTA STATE MEDICAL HOLDING COMPANY, INCORPORATED d/b/a DAKOTACARE
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 7.  REPORTED AND UNREPORTED CLAIMS PAYABLE

Activity in the liability for reported and unreported claims payable is summarized as follows:

                                              1999                1998                1997
                                          ---------------------------------------------------
Balance at January 1                      $ 4,409,622         $ 4,163,804         $ 3,188,455
                                          ---------------------------------------------------
Incurred related to:
  Current year                             30,226,506          30,197,890          30,237,417
  Prior years                                 911,684             416,690             738,943
  Contingency reserves written off         (1,043,131)                  -                   -
                                          ---------------------------------------------------
Total incurred                             30,095,059          30,614,580          30,976,360
                                          ---------------------------------------------------
Paid related to:
  Current year                             24,240,777          25,704,590          26,217,052
  Prior years                               5,321,000           4,710,337           3,920,866
                                          ---------------------------------------------------
Total paid                                 29,561,777          30,414,927          30,137,918
                                          ---------------------------------------------------
Less reinsurance recoverables at January 1   (275,651)           (229,486)            (92,579)
Plus reinsurance recoverables at December 31        -             275,651             229,486
                                          ---------------------------------------------------
Balance at December 31                    $ 4,667,253         $ 4,409,622         $ 4,163,804
                                          ---------------------------------------------------
                                          ---------------------------------------------------

NOTE 8.  INCOME TAX MATTERS

The Company is taxable as a property and casualty insurance company under section 831 of the Internal Revenue Code. The code prescribes certain adjustments to book income to arrive at taxable income which include adjustments to unearned premiums, discounting of loss reserves and proration of tax-exempt income. In addition, increases in contingency reserves, which are included as claims expenses, are not allowable as tax deductions until actually paid. The Company files a consolidated income tax return with its wholly-owned subsidiaries, DAS and DIL.

The components of income tax expense as of December 31 are as follows:

                                    1999         1998           1997
                                ---------------------------------------
Current                         $(230,343)   $  63,625       $227,000
Deferred (benefit)                 33,400       60,000       (284,000)
                                ---------------------------------------
                                $(196,943)   $ 123,625       $(57,000)
                                ---------------------------------------
                                ---------------------------------------

Total income tax expense differed from the amounts computed by applying the U.S. federal income tax rate of 35 percent to income before income taxes as a result of the following:

                                                         1999           1998          1997
                                                      ---------------------------------------
Computed "expected" tax expense (benefit)             $(285,000)     $ 211,000     $ (42,700)
Tax exempt interest                                     (42,788)       (43,281)      (38,861)
Lobbying                                                  2,977          4,866         9,105
Reversal of overaccrual of prior year's taxes                 -        (26,576)            -
Change in valuation allowance for deferred
  tax assets                                            108,400              -             -
Effect of tax rate brackets and other                    19,468        (22,384)       15,456
                                                      ---------------------------------------
                                                      $(196,943)     $ 123,625     $ (57,000)
                                                      ---------------------------------------
                                                      ---------------------------------------

                                    South Dakota's Own DAKOTACARE    |  20

SOUTH DAKOTA STATE MEDICAL HOLDING COMPANY, INCORPORATED d/b/a DAKOTACARE
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


The net deferred tax assets consist of the following components at December 31:

                                                                   1999           1998
                                                             ----------------------------
Deferred tax assets:
  Contingency reserves payable                               $   926,000      $   915,000
  Reported and unreported claims payable                          45,500           44,000
  Unearned premiums                                               50,800           50,000
  Accrued expenses and other                                      83,300           95,000
  Net unrealized loss on securities available for sale            11,900                -
  Net operating loss carryforward of subsidiary                  108,400           39,000
                                                             ----------------------------
                                                               1,225,900        1,143,000
  Less valuation allowance                                       120,300                -
                                                             ----------------------------
                                                               1,105,600        1,143,000
                                                             ----------------------------
Deferred tax liability:
  Property and equipment                                         (57,000)         (61,000)
                                                             ----------------------------
                                                             $ 1,048,600      $ 1,082,000
                                                             ----------------------------
                                                             ----------------------------

Reflected on the accompanying balance sheets as follows:

                                                                  1999           1998
                                                             ----------------------------
Current assets                                               $   639,000      $   647,000
Noncurrent assets                                                409,600          435,000
                                                             ----------------------------
                                                             $ 1,048,600      $ 1,082,000
                                                             ----------------------------
                                                             ----------------------------

NOTE 9.  CAPITAL STOCK

The Class A voting preferred stock is not entitled to receive dividends or other distributions, except for redemption by the Company. In the event of a liquidation, each share of Class A preferred stock would be given priority over Class B and C stock and would be entitled to receive a preferential payment in an amount up to (and not to exceed) its stated value of $10 per share. The Class A preferred stock is restricted to ownership by medical and osteopathic physicians who have executed a participating physician agreement with the Company and may not be issued to or held by a hospital.

The Class B voting preferred stock is restricted to ownership by the South Dakota State Medical Association, an affiliated company, and is not entitled to receive dividends.

The Class C nonvoting common stock is not entitled to cumulative dividends and has no preference in a liquidation. The Class C common stock is restricted to ownership by the following persons or entities: (1) physicians entitled to ownership of Class A stock, (2) a trust or self-directed individual retirement account controlled by a physician entitled to ownership of Class A stock, (3) a professional corporation, partnership or other entity domiciled in the State of South Dakota and in which a physician entitled to ownership of Class A stock is a shareholder, partner, or employee in the practice of medicine, (4) management, employees or agents of the Company, the South Dakota State Medical Association, or the South Dakota Foundation for Medical Care, or (5) the spouse or children of such physician or other person set forth in (1) or (4) above.

To facilitate liquidity for Class C common stock (Common Stock) in the event of death, disability, or retirement of a shareholder, the Company's Board of Directors adopted a Stock Repurchase Program (Program) which was implemented in February 1998. Participation in the Program is voluntary. No shareholder is required to sell his or her shares of Common Stock under the Program nor is the Company required to purchase any Common Stock under the Program. The purchase and sale of Common Stock under the Program is subject to repurchase conditions as described in the Program. The Board of Directors of the Company may, at any time, modify or terminate the Program. The Company may also, at its discretion, offer to repurchase shares of Common Stock outside of the Program in compliance with applicable laws. During 1999 and 1998, 32,397 and 40,415 shares, respectively, were acquired for the treasury under the Program.

                                    South Dakota's Own DAKOTACARE    |  21

SOUTH DAKOTA STATE MEDICAL HOLDING COMPANY, INCORPORATED d/b/a DAKOTACARE
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Regulatory capital as required by the Division of Insurance at December 31, 1999 and 1998 was $200,000 on a statutory basis of accounting, which the Company significantly exceeded. As long as the Company exceeds required regulatory capital, it is not restricted by the Division of Insurance in the amount of dividends it may pay.

The Company is also subject to risk based capital (RBC) requirements promulgated by the National Association of Insurance Commissioners (NAIC). The RBC standards establish uniform minimum capital requirements for insurance companies. The RBC formula applies various weighting factors to financial balances or various levels of activities based on the perceived degree of risk. At December 31, 1999, the Company's stockholders' equity exceeded the minimum levels required by the RBC standards.


NOTE 10.  TRANSACTIONS WITH AFFILIATE

The Company leases office space from the South Dakota State Medical Association (Association). The Company has a one year lease which automatically renews for one year terms each January 1, unless terminated with at least 30 days notice prior to the end of the lease term. The 2000 lease renewal requires minimum rental payments of $211,016. Total rental payments for this office space for the years ended December 31, 1999, 1998 and 1997 were $204,870, $204,870 and $186,500, respectively.

The Company provides group health insurance coverage for employees of the Association. Total premium income from the affiliate for the years ended December 31, 1999, 1998 and 1997 was $48,330, $47,721, and $42,517,
respectively.

NOTE 11.  RETIREMENT PLAN AND DEFERRED COMPENSATION

The Company is included in a qualified money-purchase pension plan with the South Dakota State Medical Association and the South Dakota Foundation for Medical Care. This multiple-employer plan covers employees who have attained
age 21, and have completed one year of service.   Contributions, which are
required under the plan, were an amount equal to 11.5% of the participants' compensation for the twelve-month periods ending September 1, 1999, 1998 and 1997. Retirement plan expense for the years ended December 31, 1999, 1998 and 1997 was $238,689, $233,483, and $216,364, respectively.

In connection with employment contracts between the Company and certain officers, provision has been made for the future compensation which is payable upon the completion of the earlier of 25 years of service to the Company and related organizations or attainment of the age of 65 or any earlier retirement age specified by the Board of Directors by resolution. At December 31, 1999 and 1998, $97,131 and $58,274, respectively, was accrued under these contracts.


NOTE 12.  SEGMENT INFORMATION

The Company has three reportable segments:  Health Maintenance Organization
(HMO), Third Party Administration (TPA) and Reinsurance. The HMO segment consists of the operations of the Company. The Company is a South Dakota licensed HMO engaged in the development of comprehensive health care delivery systems. The TPA segment consists of the operations of DAS and DHP. DAS and DHP are TPA's of health care plans for independent employer companies. The reinsurance segment consists of the operations of DIL. DIL's primary activity is in providing reinsurance quota share excess medical stop loss coverage to DAS's self funded customers.

The Company evaluates performance and allocates resources based on net income determined under general accepted accounting principles. The accounting policies of the reportable segments are the same as those described in the summary of significant accounting policies. The Company allocates payroll costs incurred based on the activities of admitting new enrollees and in adjudicating claims. The HMO segment profit includes the equity in earnings
(loss) of the TPA and reinsurance segments. Intersegment revenues primarily relate to equipment rental charges which are based on the depreciation on the underlying assets.

The Company's reportable segments are derived from the operations of the Company and subsidiaries that offer different products. The reportable segments are managed separately because they provide distinct services.

                                    South Dakota's Own DAKOTACARE    |  22

SOUTH DAKOTA STATE MEDICAL HOLDING COMPANY, INCORPORATED d/b/a DAKOTACARE
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Year Ended December 31, 1999
------------------------------------------------------------------------------------------
                                         HMO            TPA        Reinsurance       Totals
                                  ----------------------------------------------------------
Revenues from external customers   $ 34,048,724    $ 3,259,507    $ 646,836      $ 37,955,067
Intersegment revenues                         -        241,325            -           241,325
Investment income                       455,461         44,138       14,000           513,599
Depreciation expense                     88,147        241,325            -           329,472
Segment (loss)                         (621,814)      (267,738)    (200,888)       (1,090,440)
Equity in net (loss) of subsidiaries   (473,021)             -            -          (473,021)
Income tax (benefit)                    (55,950)      (140,993)           -          (196,943)
Segment assets                       12,905,809      1,699,895      457,870        15,063,574



Year Ended December 31, 1998
------------------------------------------------------------------------------------------
                                        HMO            TPA        Reinsurance       Totals
                                   --------------------------------------------------------
Revenues from external customers   $ 35,796,765    $ 3,540,988      $ 673,790    $ 40,011,543
Intersegment revenues                         -        236,526              -         236,526
Investment income                       538,170         55,333              -         593,503
Depreciation expense                     85,787        221,424              -         307,211
Segment profit (loss)                   483,038        (68,319)        23,345         438,064
Equity in net (loss) of subsidiaries    (44,420)             -              -         (41,420)
Income tax expense (benefit)            158,350        (34,725)             -         123,625
Segment assets                       13,607,488      1,953,572        475,006      16,036,066



Year Ended December 31, 1997
- ------------------------------------------------------------------------------------------
                                         HMO            TPA        Reinsurance       Totals
                                   ----------------------------------------------------------
Revenues from external customers   $ 34,718,343    $ 4,121,995      $ 694,892    $ 39,535,230
Intersegment revenues                         -        864,735              -         864,735
Investment income                       546,562         58,247         10,325         615,134
Depreciation expense                     85,284        234,209              -         319,493
Segment profit (loss)                  (110,108)       111,235       (112,048)       (110,921)
Equity in net income of
  subsidiaries                          (45,830)             -              -         (45,830)
Income tax expense (benefit)            (98,142)        41,142              -         (57,000)
Segment assets                       13,455,364      1,854,251        345,114      15,654,729
Expenditures for long-lived assets
  (land and building)                    59,150              -              -          59,150

                                    South Dakota's Own DAKOTACARE    |  23

SOUTH DAKOTA STATE MEDICAL HOLDING COMPANY, INCORPORATED d/b/a DAKOTACARE
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                                                      1999           1998           1997
                                                ---------------------------------------------
Revenues
Total external revenues for reportable segments $ 37,955,067      $ 40,011,543   $ 39,535,230
Intersegment revenues for reportable segments        241,325           236,526        864,735
Elimination of intersegment revenues                (241,325)         (236,526)      (864,735)
Elimination of net (loss) of subsidiaries           (473,021)          (41,420)       (45,830)
                                                ---------------------------------------------
    Total consolidated revenues                 $ 38,428,088      $ 40,052,963   $ 39,581,060
                                                ---------------------------------------------
                                                ---------------------------------------------

Income or Loss
Total income (loss) for reportable segments     $ (1,090,440)     $    438,064   $   (110,921)
Elimination of equity in net (loss)
  of subsidiaries                                   (473,021)          (41,420)       (45,830)
Minority interest in income (loss) of subsidiary       4,395            (3,554)        45,017
                                                ---------------------------------------------
    Total consolidated net income (loss)        $   (621,814)      $   483,038   $   (110,108)
                                                ---------------------------------------------
                                                ---------------------------------------------

Assets
Total assets for reportable segments            $ 15,063,574      $ 16,036,066   $ 15,654,729
Elimination of intercompany receivable              (135,058)         (100,922)       (44,753)
Elimination of investment in subsidiaries         (1,274,734)       (1,657,755)    (1,599,175)
                                                ---------------------------------------------
    Total consolidated assets                   $ 13,653,782      $ 14,277,389   $ 14,010,801
                                                ---------------------------------------------
                                                ---------------------------------------------

NOTE 13.  LITIGATION

During 1998, a substantial claim was filed against the Company in circuit court which alleges wrongful non-renewal of a sales agency contract and seeks compensatory and punitive damages. As of March 2000, the lawsuit is in the discovery stage. Management believes the lawsuit is without merit and the Company will vigorously defend itself in this matter.

In addition, the Company is involved in other legal actions in the ordinary course of its business. Although the outcome of any such legal actions cannot be predicted, in the opinion of management, there is no legal proceeding pending against or involving the Company for which the outcome is likely to have a material adverse effect upon the consolidated financial position or results of operations of the Company.


                                    South Dakota's Own DAKOTACARE    |  24

INDEPENDENT AUDITOR'S REPORT


To the Board of Directors
South Dakota State Medical Holding Company, Incorporated
   d/b/a DAKOTACARE
Sioux Falls, South Dakota

We have audited the accompanying consolidated balance sheets of South Dakota State Medical Holding Company, Incorporated d/b/a DAKOTACARE and subsidiaries as of December 31, 1999 and 1998, and the related consolidated statements of operations, stockholders' equity and cash flows for each of the three years in the period ended December 31, 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of South Dakota State Medical Holding Company, Incorporated d/b/a DAKOTACARE and subsidiaries as of December 31, 1999 and 1998, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1999, in conformity with generally accepted accounting principles.


                                    /s/ McGLADREY & PULLEN, LLP

Sioux Falls, South Dakota
March 7, 2000

                                    South Dakota's Own DAKOTACARE    |  25

MANAGEMENT DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

GENERAL
The following operating statistics are presented for DAKOTACARE's operation as a health maintenance organization only and do not include the operations of its subsidiaries for the years ended December 31, 1999, 1998, 1997 and 1996. The results indicated in the following tables are not indicative of future operating results.

The combined ratio, which reflects underwriting results but not investment and ancillary income, is a traditional measure of the underwriting performance of a health maintenance organization. A combined ratio of less than 100% indicates underwriting profitability while a combined ratio in excess of 100% indicates an underwriting loss.

                                               Years Ended December 31,
                                            -----------------------------
                                             1999    1998    1997    1996
                                             ----    ----    ----    ----
Loss ratio                                   87.5%   85.9%   88.7%   81.7%
Expense ratio                                15.8%   15.0    14.5    16.3
                                            -----   -----    ----    ----
Combined ratio                              103.3%  100.9%  103.2%   98.0%
                                            -----   -----    ----    ----
                                            -----   -----    ----    ----

The loss ratio is computed by dividing the net claims expense into net premium revenue. The Company's results of operations will be affected by the changes in the loss ratio. The loss ratio may vary from period to period depending principally on claims experience. The expense ratio is computed by taking the sum of the remaining operating expenses of the health maintenance organization divided by net premium revenue.

The net increase in the loss ratio was due to increased utilization, increased hospital costs and decreased premium income, but was offset by decreased physicians costs in 1999. The increase in the expense ratio is due to additional costs incurred to upgrade existing systems and obtain data sources to help maximize efficiencies. See Comparison of Years December 31, 1999 and December 31, 1998 and Comparison of Years December 31, 1998 and
December 31, 1997.

RESULTS OF OPERATIONS

GENERAL
The following results of operations include the operations of DAKOTACARE and its subsidiaries for the years ended December 31, 1999, 1998, and 1997.



COMPARISON OF YEARS DECEMBER 31, 1999 AND DECEMBER 31, 1998

GENERAL
The Company's net income decreased $1,104,852 to a loss of $621,814 for the year ended December 31, 1999, as compared to income of $483,038 for the year ended December 31, 1998, representing a 228.7% decrease. This decrease was primarily due to a decrease in net premium income of $1,469,046, a decrease in other revenues of $155,829, and an increase in administrative expenses of $312,117. These were offset by a decrease in net claims of $519,521 and a decrease in income taxes of $320,568.

REVENUES
Total revenues decreased $1,624,875, or 4.1%, for the year ended December 31, 1999, as compared to December 31, 1998. Revenues from net premiums generated by the health maintenance organization decreased $1,441,204. This decrease is attributable to a 6.8% decrease in the number of enrollee months for the year ended December 31, 1999, as compared to December 31, 1998, but was somewhat offset by a 2.9% increase in the premiums earned per enrollee. The increase in revenue per enrollee was needed to keep pace with rising claim costs per enrollee. The decrease in enrollees was due to the competitive business climate in the local marketplace. Revenues from the third party administration fees decreased by $20,364 eventhough enrollees participating in the Company's subsidiaries' TPA plans increased. This decrease in revenue per enrollee stems from the competitive local marketplace, also. Investment income decreased $93,016 due primarily to a decrease in the amount of average invested assets used for operations.

                                    South Dakota's Own DAKOTACARE    |  26

MANAGEMENT DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS (cont)

OPERATING EXPENSES
Total operating expenses decreased $207,404, or 0.5%, for the year ended December 31, 1999, as compared to December 31, 1998. The change was due primarily to a decrease in claims incurred, commissions and state insurance taxes, but was offset by an increase in personnel, professional fees, office, occupancy and other general and administrative expenses.

Net claims expense decreased by $519,521, or 1.7%, for the year ended
December 31, 1999, as compared to December 31, 1998. Average claims per enrollee increased by 4.4% while the number of enrollees decreased by 6.8%.
The enrollee decline caused the overall net claims expense to decrease. Commissions expense and state insurance taxes decreased by $39,891 and $39,647, respectively, in 1999 as compared to 1998 due to the decreased premium income of the HMO. Personnel expenses increased $193,678, or 5.0%, in 1999 as compared to 1998. This was due primarily to annual compensation adjustments and a minimal amount of staff turnover. Professional fees expense increased $20,452, or 2.0%, in 1999 as compared to 1998. This was primarily due to increased actuarial services needed during the year. Office expense increased $54,518, or 8.7%, in 1999 as compared to 1998 due primarily from additional postage and printing expenses as a result of increased communications with enrollees. Occupancy expense increased $36,184, or 5.5%, due to increased depreciation expense resulting from the additional equipment purchased in 1999 as compared to 1998. Other general and administrative expenses increased $79,181, or 20.9%, in 1999 as compared to 1998. This was primarily due to the continued addition of licenses and service fees in using computer databanks for information. Insurance expenses also increased due to rising costs and coverage increases elected.

INCOME TAXES
Income tax expense (benefit) represents 24.2% and 20.5% of income (loss) before income taxes and minority interest for the years ended December 31, 1999 and 1998, respectively. In 1999, permanent tax differences and a valuation allowance recorded against deferred income taxes reduced the amount of income tax benefit. This reduced the percentage below the expected 34%. In 1998, permanent tax differences and the effect on the tax rate brackets decreased the estimated provision, thus decreasing the related percentage. See Note 8 of the Notes to Consolidated Financial Statements.

COMPARISON OF YEARS DECEMBER 31, 1998 AND DECEMBER 31, 1997

GENERAL
The Company's net income increased $593,146 to income of $483,038 for the year ended December 31, 1998, as compared to a loss of $110,108 for the year ended December 31, 1997, representing a 538.7% increase. This increase was primarily due to an increase in net premium income of $963,404 which was offset by a decrease of $547,184 in third party administration fee revenues and a $180,625 increase in income taxes.

REVENUES
Total revenues increased $471,903, or 1.2%, for the year ended December 31, 1998, as compared to December 31, 1997. Revenues from net premiums generated by the health maintenance organization increased $987,293. This increase is attributable to an 8.6% increase in the premiums earned per enrollee for the year ended December 31, 1998, as compared to December 31, 1997, but a 5.1% decrease in the number of enrollees limited the net premium growth. The increase in revenue per enrollee was needed to keep pace with rising claim costs. The decrease in enrollees was due to the competitive business climate in the local marketplace. Revenues from the third party administration fees decreased by $547,184 as enrollees participating in the Company's subsidiaries' TPA plans decreased. Investment income decreased $8,519 due primarily to a decrease in the average yield earned on invested assets, but was offset by an increase in average invested assets.

                                    South Dakota's Own DAKOTACARE    |  27

MANAGEMENT DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS (cont)

OPERATING EXPENSES
Total operating expenses decreased $253,297, or 0.6%, for the year ended December 31, 1998, as compared to December 31, 1997. The change was due primarily to a decrease in claims incurred and commission expenses, but was offset by an increase in personnel, professional fees and other general and administrative expenses.

Net claims expense decreased by $361,780, or 1.2%. Average claims per enrollee increased by 5.3% in 1998 as compared to 1997 while the number of enrollees decreased by 5.1%. An unusually high dollar claim that was incurred and paid in late 1998, caused the average claims per enrollee and claims expense to remain higher than expected, but claims expense as a whole declined due primarily to the decreased enrollment. Commissions expense decreased by $87,246, or 5.8%, in 1998 as compared to 1997 due to the decreased enrollees of the HMO. The Company's subsidiaries increased the number of enrollees covered under various contracts from approximately 50,000 at January 1, 1998, to approximately 56,000 at January 1, 1999. Membership decreased initially on the January 1, 1998 renewals, but membership increased on July 1, 1998 due to one large group. As a result, overall HMO membership decreased in 1998 as compared to 1997, even though the membership numbers were higher in 1998 compared to 1997.
Personnel expenses increased $87,058, or 2.3% in 1998 as compared to 1997.
This was due primarily to the employment of additional technical staff. Professional fees expense increased $49,976, or 5.2%, in 1998 as compared to 1997. This was primarily due to increased legal costs incurred during the year. Other general and administrative expenses increased $68,714, or 22.2% in 1998 as compared to 1997. This was primarily due to the addition of licenses and service fees in using computer databanks for information.


INCOME TAXES
Income tax expense (benefit) represents 20.5% and 46.7% of income (loss) before income taxes and minority interest for the years ended December 31, 1998 and 1997, respectively. In 1998, permanent tax differences and the effect on the tax rate brackets decreased the estimated provision, thus decreasing the related percentage. As a result of previous levels of pretax earnings and the availability of recoverable income taxes paid in recent years, no valuation allowance is required for recorded deferred tax assets. See Note 8 of the Notes to Consolidated Financial Statements.



LIQUIDITY AND CAPITAL RESOURCES

The Company's principal sources of cash have been premium and fee revenue, collection of premiums in advance of the claims costs associated with them, and an agreement with participating physicians in which a percentage of fees for services is withheld for cash flows of the Company. The Company in the past has had borrowings from banks and affiliated companies, but currently does not need to borrow for liquidity purposes.

Net cash provided by operating activities decreased by $88,583 to $351,740 for the year ended December 31, 1999, as compared to 1998. Net cash provided by operating activities remained positive primarily due to the decrease in receivables, an increase in reported and unreported claims payable and an increase in accounts payable and accrued expenses since December 31, 1998. The cash provided from these items were offset by the net loss for the year ended December 31, 1999.

Other uses of cash and cash equivalents were for the payment of dividends, the purchases of property and equipment and the purchase of treasury stock. The Company has invested cash not currently needed in operations into intermediate-term bonds, consisting primarily of municipal bonds and U.S. government securities.

At December 31, 1999, the Company has certificates of deposit of $500,000 on deposit with the Division to meet the deposit requirements of state insurance laws.

                                    South Dakota's Own DAKOTACARE    |  28

MANAGEMENT DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS (cont)

The Company is not contractually obligated to pay out contingency reserves withheld but has historically elected to pay out a majority of amounts withheld. In 1999, the Company paid $299,990 of the total $1,343,121 withheld for claims incurred in 1997. The balance was claimed as a reduction of claims expense and removed from the contingency reserves as directed by the Board of Directors.
The decision not to pay the full amount of contingent reserves withheld was due to the net loss for the year resulting from the higher claims loss ratio. Typically, two years lapse from the date the contingency reserves are withheld to the date which the corresponding amounts are paid to the participating physicians. Currently, the reserves withheld in 1999 and 1998 are the only amounts remaining within the contingent reserve payable.

The Company believes that cash flows generated by operations, withholding of contingency reserves, cash on hand, and short-term investment balances will be sufficient to fund operations, pay out projected contingency reserves payable, and pay dividends on the Class C common stock.

INFLATION

A substantial portion of the Company's operating expenses consist of health care costs, which, in the general economy, have been rising at a rate greater than that of the overall Consumer Price Index. The Company believes that its cost control measures and risk sharing arrangements reduce the effect of inflation on such costs. Historically, market conditions and the regulatory environment in which the Company operates have permitted the Company to offset a portion or all of the impact of inflation on the cost of health care benefits through premium increases. If the Company was not able to continue to increase premiums, a material adverse impact on the Company's operations could result. Inflation does not have a material effect on the remainder of the Company's operating expenses.



TRENDS, EVENTS, OR UNCERTAINTIES

In recent years, there has been a trend by clients to switch to plans with higher employee cost-sharing levels in order to maintain lower premiums. As a provider of cost effective managed care plans for medium and small employers, the Company believes it is delivering products and services that address current health care reform issues. The Company will continue to evaluate its business strategy as necessary to maximize its ability to adapt to the changing health care marketplace.



YEAR 2000

There were no adverse problems with the computer systems, data systems or any other items which rely on using computer dates, during the conversion from 1999 to 2000. No additional costs were incurred or are expected to be incurred in the future.



QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

The Company does not have any material market risk as defined by Item 305 of Regulation S-K. The Company has market risk with its cash and investments, but due to the conservative nature of the invested assets, management feels that market risk is limited.

                                    South Dakota's Own DAKOTACARE    |  29

SELECTED FINANCIAL DATA

The following information for the Company is as of and for the years ended December 31, 1999, 1998, 1997, 1996 and 1995 (dollars in thousands, except per share data):

                                                         Years Ended December 31,
                                            -------------------------------------------
                                              1999     1998     1997     1996     1995
                                            -------  -------  -------  ------   -------
Income Statement Data:
  Net premiums                              $34,249  $35,718  $34,754  $28,688  $26,643
  Third party administration fees             3,061    3,081    3,628    3,786    3,023
  Investment income                             514      607      615      552      489
  Total revenues                             38,428   40,053   39,581   33,425   30,513
  Net claims incurred                        30,095   30,615   30,976   23,425   20,305
  Other operating expenses                    9,147    8,835    8,727    8,393    7,587
  Income (loss) before income taxes
         and minority interest                 (814)     603     (122)   1,607    2,621

  Net income (loss)                            (622)     483     (110)   1,041    1,790
                                            =======  =======  =======  =======  =======

Earnings (loss) per common share(1)         $ (0.43) $  0.33  $ (0.07) $  0.69  $  1.19
                                            =======  =======  =======  =======  =======

Balance Sheet Data:
  Invested assets and cash                  $10,425  $10,876  $10,981  $ 9,874  $ 8,843
  Total assets                               13,654   14,277   14,011   12,777   11,425
  Reported and unreported
         claims payable                       4,667    4,410    4,164    3,188    2,710
  Contingency reserves payable                2,723    2,691    2,964    2,105    1,955
  Total liabilities                           9,414    9,017    8,807    7,137    6,545
  Stockholders' equity                        4,240    5,260    5,204    5,640    4,880

(1) Earnings per common share for 1995 has been restated from amounts previously reported to give retroactive effect to the recapitalization.
Earnings (loss) per common share is calculated in accordance with the provisions of Financial Accounting Standards Board Statement No. 128, "Earnings Per Share", which was adopted in 1997. This Statement establishes standards for computing and presenting earnings (loss) per share (EPS). It replaces the presentation of primary EPS with a presentation of basic EPS. It also requires dual presentation of basic and diluted EPS on the face of an income statement for all entities with complex capital structures. This Statement requires restatement of all prior-period EPS data presented. All references to earnings (loss) per share are to basic earnings (loss) per share. No restatement of EPS was necessary as a result of the application of Statement No. 128. Earnings (loss) per common share was calculated by dividing net income by the weighted average number of Class C common shares outstanding during each period as follows: 1999 1,448,600; 1998 1,482,635 shares; 1997 1,505,760 shares; 1996 1,505,760 shares; 1995 1,505,760 shares.

                                    South Dakota's Own DAKOTACARE    |  30

DIRECTORS AND EXECUTIVE OFFICERS

DIRECTORS
---------
Frank D. Messner, M.D., President Yankton Radiology, Radiologist

K. Gene Koob, M.D., Vice President Neurology Associates, Neurologist

Ben J. Henderson, D.O., Secretary/Treasurer Mobridge Medical Center, Internist

Thomas L. Krafka, M.D., Radiology Associates, Radiologist

Stephan D. Schroeder, M.D., Hand County Clinic, Family Practitioner

John E. Rittmann, M.D., Brown Clinic, Family Practitioner

James A. Engelbrecht, M.D., Drs. Engelbrecht and Weaver, Rheumatologist

James R. Reynolds, M.D., North Central Heart Institute, Cardiac, Thoracic and Vascular Surgeon

Bob L. Sutton, South Dakota Bankers Association, Executive Vice President

R. Van Johnson, South Dakota Automobile Dealers Association, Executive Vice President; South Dakota Trucking Association, Executive Director

EXECUTIVE OFFICERS
------------------
L. Paul Jensen
Chief Executive Officer

Kirk J. Zimmer
Senior Vice President

William O. Rossing, M.D.
Vice President, Medical Director

Sharon K. Duncan
Vice President, System Operations

Dean M. Krogman
Vice President, External Operations

Barbara A. Smith
Vice President, Medical Services

Thomas N. Nicholson
Vice President, Sales and Marketing

Bruce E. Hanson
Vice President, Finance

Brian E. Meyer
Vice President, Information Systems

CORPORATE HEADQUARTERS
DAKOTACARE
123 South Minnesota Avenue
Sioux Falls, SD  57105
(605)334-4000

INDEPENDENT PUBLIC ACCOUNTANTS
McGladrey & Pullen, LLP
Sioux Falls, South Dakota

CORPORATE COUNSEL
Securities Matters
Gray, Plant, Mooty, Mooty & Bennett, PA
Minneapolis, Minnesota

General Matters
Zimmer, Duncan and Cole
Parker, South Dakota

TRANSFER AGENT
The First National Bank in Sioux Falls
Sioux Falls, South Dakota

FORM 10-K
The Company has filed an annual report with the Securities and Exchange Commission on Form 10-K. Shareholders may obtain a copy of this report, without charge, by writing:
  Investors Relations
  DAKOTACARE
  1323 South Minnesota Avenue
  Sioux Falls, SD  57105

ANNUAL MEETING
The annual meeting of shareholders will be held at the Rushmore Plaza Holiday Inn and Civic Center in Rapid City, South Dakota, on Thursday June 8, 2000, at 9:15 am.

INTERNET ADDRESS
To access information about DAKOTACARE including provider directories, product and service information, and wellness issues, visit our home page via the internet. Our address is www.dakotacare.com

             South Dakota's Own DAKOTACARE    |  31

AGENT DIRECTORY

Our statewide network of 23 DAKOTACARE sales agencies assures that our clients receive the local attention to service that they desire.

1. KARLEN & ASSOCIATES, INC., Aberdeen SD (605)225-9011
2. JENSEN INSURANCE & REAL ESTATE, Beresford, SD  (605)763-2675
3. DELLA TSCHETTER INSURANCE, Brookings, SD  (605)692-2078
4. FLANAGAN AGENCY, Huron, SD  (605)352-3512
5. KUNDERT-WILLIAMS INSURANCE AGENCY, Madison, SD  (605)256-6608
6. DICE FINANCIAL SERVICES, Mitchell, SD (605)996-7171
7. OAHE AGENCY, Mobridge, SD  (605)845-2649
8. INSURANCE ASSOCIATES, Platte, SD  (605)337-2628
9. BOB CLARK INSURANCE, INC., Pierre, SD  (605)224-4049
10. BOB CLARK INSURANCE, INC., Rapid City, SD  (605)348-7410
11. TIMOTHY KATTKE, Redfield, SD  (605)472-1445
12. ALLEN INSURANCE, Sioux Falls, SD  (605)338-9794
13. BOEN AND ASSOCIATES, INC., Sioux Falls, SD  (605)36-0425
14. NORTHWESTERN GROUP MARKETING SERVICES, Sioux Falls, SD  (605)361-9788
15. OLSON & ASSOCIATEDS INSURORS, INC., Sioux Falls, SD  (605)335-7777
16. DALE SHADE, Sioux Falls, SD  (605)36-0460
17. TERRY TENDLER, Sioux Falls, SD  (605)335-8841
18. WOLLMAN INSURANCE AGENCY, Sioux Falls, SD  (605)334-0004
19. KEN ASHEIM INSURANCE, Spearfish, SD  (605)644-0506
20. ROYAL F. KOCH AGENCY, Tyndall, SD  (605)589-3572
21. KINSMAN INSURANCE AGENCY, Watertown, SD  (605)886-4911
22. STOUDT'S INSURANCE AGENCY, INC., Watertown, SD  (605)886-9719
23. CIHAK INSURANCE, Yankton, SD  (605)665-9393

             South Dakota's Own DAKOTACARE    |  32

DAKOTACARE
1323 South Minnesota Avenue
Sioux Falls, SD 57105


BALLOT AND PROXY

The undersigned hereby appoints Frank Messner, M.D., and Ben Henderson, D.O., or either of them as proxy of the undersigned, with full power of substitution, for and in the name of the undersigned in the election of directors and such other business as may properly come before the Annual Meeting of Shareholders of DAKOTACARE to be held on June 8, 2000, at 9:15 a.m., MDT, or any adjournment thereof, for holders of Class A voting preferred stock as of May 19, 2000.


Election of Directors

You have a total of three (3) votes to cast. Please vote below for any of the three (3) individuals nominated for directors with terms expiring in 2003. You may vote for NO MORE THAN three (3) individuals. Your three (3) votes may all be cast for one (1) individual or a combination of up to three (3) individuals. Indicate beside the nominee the number of votes you wish to cast for that individual. If you indicate more than three (3) votes in total, your ballot will be disqualified.

Individuals Nominated by Board of Directors

_____	James Engelbrecht, M.D.
_____	K. Gene Koob, M.D.
_____	John Sternquist, M.D.

Please return this ballot and proxy in the accompanying prepaid postage envelope. The Ballot and Proxy must be received at the DAKOTACARE office and must be postmarked no later than June 4, 2000.



                               Signature


                               Name (please print)


                               Date

PART 1:  FINANCIAL INFORMATION
Item 1.  Financial Statements

                         SOUTH DAKOTA STATE MEDICAL HOLDING
                       COMPANY, INCORPORATED d/b/a DAKOTACARE
                            CONSOLIDATED BALANCE SHEETS
                                   (Unaudited)

                                                       March 31,    December 31,
             ASSETS                                       2000          1999
Cash and cash equivalents                           $  7,656,310   $  5,494,336
Investments in securities held to maturity               148,036        431,570
Certificates of deposit                                  500,000        500,000
Receivables                                              842,102        929,028
Prepaids and other assets                                114,797        140,513
Deferred income taxes                                    665,000        639,000
                                                    -------------  -------------
  Total current assets                              $  9,926,245   $  8,134,447
                                                    -------------  -------------
Investment in securities held to maturity           $  3,088,706   $  3,055,769
Investments in securities available for sale             115,100        286,400
Pledged certificates of deposit                          500,000        500,000
Certificate of deposit                                    50,000         50,000
Contracts with life insurance companies                  105,079        107,089
                                                    -------------  -------------
  Total long-term investments                       $  3,858,885   $  3,999,258
                                                    -------------  -------------
Property and equipment, net of accum. depreciation  $  1,064,307   $  1,110,477
                                                    -------------  -------------
Deferred income taxes                               $    410,500   $    409,600
                                                    -------------  -------------
                                                    $ 15,259,937   $ 13,653,782
                                                    =============  =============
             LIABILITIES
Reported and unreported claims payable              $  4,718,278   $  4,667,253
Unearned premiums and administration fees              1,198,648        849,777
Accounts payable and accrued expenses                  1,026,969        818,401
Contingency reserves payable                           1,300,000      1,300,000
                                                    -------------  -------------
  Total current liabilities                         $  8,243,895   $  7,635,431
Contingency reserves payable                           1,711,714      1,423,351
                                                    -------------  -------------
  Total liabilities                                 $ 10,206,859   $  9,058,782
                                                    -------------  -------------
Minority interest in subsidiary                     $    355,746   $    355,001
                                                    -------------  -------------
        STOCKHOLDERS' EQUITY
Class A preferred stock, issued 1,163 shares        $     11,630   $     11,480
Class B preferred stock, issued 1,300 shares               1,300          1,300
Class C common stock, issued 1,505,760 shares             15,058         15,058
Additional paid-in capital                             3,749,342      3,749,342
Retained earnings                                      1,756,146      1,076,912
Accumulated other comprehensive income                    (5,715)       (34,914)
Treasury Stock, Class C common stock                    (579,179)      (579,179)
                                                    -------------  -------------
                                                    $  4,948,582   $  4,239,999
                                                    -------------  -------------
                                                    $ 15,259,937   $ 13,653,782
                                                    =============  =============

See Notes to Consolidated Financial Statements.                            2

                         SOUTH DAKOTA STATE MEDICAL HOLDING
                       COMPANY, INCORPORATED d/b/a DAKOTACARE
                       CONSOLIDATED STATEMENTS OF OPERATIONS
                                   (Unaudited)

                                Three Months Ended March 31,
                                      2000          1999
Revenues:
  Premiums, net of reins. ceded  $  9,696,608  $  8,281,038
  Third party administration fees     826,684       772,650
  Investment income                   125,411       125,310
  Other income                        163,934       139,511
                                 ------------- -------------
     Total revenues              $ 10,812,637  $  9,318,509
                                 ------------- -------------
Operating expenses:
  Claims incurred,
    net of reins. recoveries     $  7,380,452  $  7,656,802
  Personnel expense                 1,009,817     1,024,092
  Commissions                         441,231       361,084
  Professional fees expense           275,285       259,164
  Office expense                      108,256       175,807
  Advertising                          87,720       109,578
  Occupancy expense                   196,999       175,998
  State insurance taxes               108,700        92,271
  Other general and
    administrative expenses           167,512        92,918
                                 ------------- -------------
     Total operating expenses    $  9,775,972  $  9,947,714
                                 ------------- -------------

Income (loss) before income taxes
  and minority interest          $  1,036,665  $   (629,205)

Income taxes (benefit)                356,685      (251,000)
                                 ------------- -------------
Income (loss) before minority
  interest                       $    679,980  $   (378,205)
Minority interest in income
  (loss) of subsidiary                    746         1,480
                                 ------------- -------------
     Net income (loss)           $    679,234  $   (379,685)
                                 ============= =============

Earnings (loss) per common share $       0.47  $      (0.26)
                                 ============= =============

Weighted average number of
  common shares outstanding         1,432,948     1,465,345
                                 ============= =============

See Notes to Consolidated Financial Statements.

PLEASE BRING THIS WITH YOU TO THE MEETING











AGENDA


CORPORATE BODY MEETING OF
SD STATE MEDICAL HOLDING COMPANY, INC.








JUNE 8, 2000, 9:15 A.M. MDT


RUSHMORE PLAZA HOLIDAY INN & CIVIC CENTER
RAPID CITY, SD

AGENDA

12TH ANNUAL MEETING

SOUTH DAKOTA STATE MEDICAL HOLDING COMPANY, INC.


9:15 A.M.                                     Rushmore Plaza Holiday Inn
June 8, 2000                                  and Civic Center
                                              Rapid City, SD



  I.	CALL TO ORDER

Frank Messner, M.D., President, Board of Directors


 II.	ORDER OF BUSINESS

A.	Minutes of 1999 Annual Meeting

B.	Report of Election Process

C.	General Comments

D.	Other


III.	ADJOURNMENT

ANNUAL MEETING MINUTES
SOUTH DAKOTA STATE MEDICAL HOLDING COMPANY, INCORPORATED


June 10, 1999                   Ramkota Inn
9:05 A.M.                       Sioux Falls, SD


The 11th Annual Meeting of the South Dakota State Medical Holding Company, Incorporated, was held on Thursday, June 10, 1999, at 9:05 a.m. at the Ramkota Inn, Sioux Falls, South Dakota.

The meeting was called to order by President Frank Messner, M.D. The roll call was taken and the following Class A stockholder members were present:
Rodney Parry, M.D.; K. Gene Koob, M.D.; Richard Holm, M.D.; James
Engelbrecht, M.D.; Mary Carpenter, M.D.; Stephen Gehring, M.D.; Charles
Hart, M.D.; Stephan Schroeder, M.D.; Paul Eckrich, M.D.; James Hovland, M.D.; James Larson, M.D.; Steven Feeney, M.D.; Heather Christensen, M.D.; Tom Johnson, M.D.; Robert Hohm, M.D.; Howard Saylor, M.D.; John Sall, M.D.;
Daniel Kennelly, M.D.; David Rossing, M.D.; Guy Tam, M.D.; C. Roger
Stoltz, M.D.; Karla Murphy, M.D.; Angelina Trujillo, M.D.; Jem Hof, M.D.;
H. Lee Ahrlin, M.D.; Victoria Herr, M.D.; H. Thomas Hermann, M.D.; Michael Elston, M.D.; Douglas Traub, M.D.; Dale Gunderson, M.D.; Richard Kafka, M.D.; Tony Berg, M.D.; James Collins, M.D.; Ben Henderson, D.O.; Kevin
Bjordahl, M.D.; Alan Bloom, M.D.; John Vidoloff, M.D.; Jeffrey Parker, M.D.; Ed Wegner, M.D.; Roger Carter, M.D.; Leonard Kolodychuk, M.D.; M. George Thompson, D.O.; Karl Blessinger, M.D.; John Berg, M.D.; David Bean, M.D.; Donald Humphreys, M.D.; William O. Rossing, M.D.; Vernon Stensland, M.D.;
John Oliphant, M.D.; Donald Knudson, M.D.; Robert Talley, M.D.; Julie
Johnson, M.D.; David Hoversten, M.D.; J. Michael McMillin, M.D.; Dana Windhorst, M.D.; Herb Saloum, M.D.; Frank Messner, M.D.; Myron Jerde, M.D.; Wesley Sufficool, M.D.; Robert Ferrell, M.D.; Richard Renka, M.D.; Wayne Anderson, M.D.; Jeanne Berry, M.D.; Dave Johnson, M.D.; Thomas Krafka, M.D.; Vassilia Young, M.D.; John Barlow, M.D.; Scott Eccarius, M.D.; and Peter Reynen, M.D. The number of Class A shareholders represented by proxy was 189. The Class B stockholders were represented by the designee of the South Dakota State Medical Association, K. Gene Koob, M.D.

The President declared a quorum present for the purpose of conducting business of the corporation.

The President called for consideration of the minutes of the last annual meeting. He referred the membership to the SDSMHC minutes in the printed material furnished to each member. The minutes were accepted as published and the reading thereof waived.

Dr. Messner reported on the election results for the three vacant positions on the Board of Directors. The following persons were nominated for the election to the Board of Directors by the Nominating Committee: James Reynolds, M.D.; Mr. Bob Sutton; and Mr. Van Johnson. Dr. Messner indicated no other nominations had been received from the membership. There being no further nominations, the following persons were declared elected to serve on the Board of Directors: James Reynolds, M.D.; Mr. Bob Sutton; and Mr. Van Johnson.

Dr. Messner expressed his thanks to outgoing Board members Guy Tam, M.D., and Mr. Pat Beckman for their many years of service and dedication to DAKOTACARE.

Next, Dr. Messner referred the members to the 1998 DAKOTACARE Annual Report that has been distributed to all Class A shareholders and the Class B shareholder. He stated that DAKOTACARE has consolidated revenues of $40 million and assets of $14 million for 1998. DAKOTACARE also experienced a 94% client renewal rate.

Dr. Messner inquired whether any member of the corporate body had any issues or concerns he/she wished to bring to the attention of the corporate body.
A question was poised from the corporate body in regard to whether DAKOTACARE had a plan to increase rates and decrease physician compensation. Mr. Jensen stated that DAKOTACARE tries to keep its rates charged to subscribers competitive and has a similar philosophy on its fee structure for all providers. Mr. Jensen further indicated staff are currently negotiating with the hospitals with respect to their reimbursement rates and these negotiations will be important to efforts to control rate increases.

There being no further questions, the meeting was adjourned.